As filed with the Securities and Exchange Commission on April 25, 2006

Registration No. 333-109118

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM SB-2

POST EFFECTIVE AMENDMENT NO.1

Registration Statement

under

the Securities Act of 1933

TURBINE TRUCK ENGINES, INC.

(Exact Name of Registrant as Specified in its Charter)

DELAWARE	3510	59-3691650
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification Number)

1301 International Speedway Blvd., Deland, Florida 32724 (386) 943-8358

(Address and telephone number of principal executive offices)

Corporation Guarantee & Trust Company

1000 West Street, 17th Floor, Wilmington, Delaware 19801 (800) 563-6131

(Name, Address and Telephone Number of Agent for Service)

Approximate date of proposed sale to the public: From time to time after the effective date of this Registration Statement as determined by market conditions and other factors.

If any securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☒ Number 333 -109118

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If delivery of the Prospectus is expected to be made pursuant to Rule 434, check the following box: ☐

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share (1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common stock, $.001 par value	1,000,000	$2.00	$2,000,000	$161.80(2)

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.

(2)	Previously paid.

      The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a), of the Securities Act of 1933, as amended or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

PROSPECTUS

TURBINE TRUCK ENGINES, INC.

1301 International Speedway Boulevard

Deland, Florida 32724

776,500 Shares

Common Stock

We are going to offer up to 776,500 shares of our common stock for $1,553,000 in proceeds from the offering. We may also utilize registered shares in acquisition transactions consistent with our business model. Prior to this offering, there has been no public trading market for our securities. The public offering price will be $2.00 per share and will be offered on a self-underwritten basis. This offering will expire one year from the date of this Prospectus.

THE COMMON STOCK BEING OFFERED INVOLVES A HIGH DEGREE OF RISK. SEE “RISK FACTORS” COMMENCING ON PAGE 5 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS. THE COMMON STOCK BEING OFFERED IS NOT LISTED ON ANY NATIONAL SECURITIES MARKET.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

	Price to Public	Underwriting Commission	Proceeds to Company
Per Share	$2.00	$.0	$2.00
Total Maximum	$1,553,000.00	$.0	$1,553,000.00

The date of this Prospectus is April 25, 2006

You should rely only on the information contained in or incorporated by reference in this Prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information provided by this Prospectus is accurate as of any date other than the date on the front of this Prospectus.

PROSPECTUS SUMMARY

The Company

We are a Delaware corporation organized on November 27, 2000, for the purpose of acquiring, on an exclusive basis, certain proprietary technology license rights (the “License”) from Alpha Engines Corporation (“Alpha”). Alpha has developed and patented a new turbine engine technology that consists of an electromagnetic isothermal combustion (“EIC”) process which we believe to be a favorable alternative to the combustion technology currently used in diesel, gasoline and gas turbine engines. EIC is a high-energy pulse arc that is utilized to ignite fuel-air mixtures at low pressure, which is an isothermal reaction. This eliminates the need to pre-heat and compress the fuel. We believe the lower emissions and increased fuel savings resulting from the use of the Alpha Engines will appeal to our target market of highway truck engines initially in use in the United States and then internationally. (See “Business of the Company.”)

We incorporated with the objective of raising capital and exercising an option to acquire an exclusive license from Alpha for manufacturing and marketing heavy duty highway truck engines utilizing Alphas’ Detonation Cycle Gas Turbine Engine technology embodied in U.S. Patent #6,000,214, and other proprietary technology and rights owned by Alpha including marketing survey data in the highway trucking industry.

On December 15, 2000, we acquired the option rights to the above Alpha License and marketing survey data from our founder and principal, Michael Rouse, in exchange for 10,000,000 shares of our common stock and his promotional services and out-of-pocket expenses over the past 18 months in acquiring the option from Alpha. We reserved 10,000,000 shares of our restricted common stock for Alpha to acquire the license. In July 2002, Alpha modified the agreement to allow us to acquire the license agreement in advance of completing our registration statement and accepted a note as payment for the licensing fee and for the issuance of 5,000,000 shares of common stock in lieu of the original 10,000,000 shares. We exercised our option and acquired the licensing rights on July 22, 2002 with a $250,000 promissory note payable to Alpha and the stock on July 22, 2003. Subsequent to year end, the Company satisfied the $250,000 debt through the issuance of 125,000 shares of registered common stock valued at $2.00 per share. Michael Rouse, our CEO, and Alpha each returned 5,000,000 shares, which the Company retired, reducing the outstanding shares to 11,715,000. Alpha held the core rights to the licensed technology which was licensed to us. The novel patents are registered in the name of Robert L. Scragg, the majority shareholder of Alpha.

We utilized a private placement pursuant to Rule 506 of Regulation D offering to raise operating capital and we currently intend to raise $1,553,000 in capital from this SB-2 registration.

To date, we have received no revenue from operations and ($4,373,900) represents our net losses since inception.

The Offering

We are offering our shares of common stock at $2.00 per share on a self-underwritten basis.

Common Stock Offered by Turbine Truck Engines	776,500 common shares, $.001 par value

This offering will expire	This offering will begin upon the date of the Prospectus and will terminate whenever all of the shares are sold, or 12 months after the date of the Prospectus, whichever comes first

Common Stock outstanding prior to this offering	11,715,000 common shares

Common Stock outstanding after this offering	12,492,000 common shares

SUMMARY FINANCIAL DATA

The following summary financial and other data should be read in conjunction with “Management’s Discussion and Analysis or Plan of Operation,” “Capitalization,” the statistical information set forth under the heading “Business,” and the financial statements and related notes of Turbine Truck Engines, Inc., appearing in this Prospectus beginning on page F-1. The selected financial data for the periods ended December 31, 2005, and 2004 were derived from our audited financial statements for the respective periods.

Selected Statements of Operations Data

	Years Ended December 31,		Period November 27, 2000 (Date of Inception) through December 31, 2005
	2005	2004
Research and development costs			$2,735,649
Operating costs	$1,067,645	$234,444	$1,572,826
Net loss	$1,068,738	$282,009	$4,373,900
Net loss per share	$(.09)	$(.03)	$(.40)

Selected Balance Sheet Data

December 31, 2005
Current Assets	$13,487
Total Assets	$15,296
Current Liabilities	$476,828
Total Stockholders’ Deficit	$(463,433)

RISK FACTORS

You should carefully consider the risks described below before making an investment decision. The risks and uncertainties described below are material risks facing our contemplated operations. All material risks will be discussed in this section.

If any of the following risks occur, our business financial condition or results of operations could be materially harmed. In such case, the trading price of our common stock could decline, and you may lose all or part of your investment.

You could lose all of your investment if we do not remain a going concern.

Business Risks

We are in the development stage and have no operating history which means we may never generate revenues

We were organized on November 27, 2000 and must accomplish several objectives prior to being in a position to generate revenue. We must raise significant additional capital, either through a public offering or second private offering, to design an experimental engineering prototype engine using the acquired technology that can be utilized in the heavy duty trucking industry. Only after such an engine is designed and successfully tested will we be in a position to pursue revenue generating activities. Accordingly, we have no record upon which investors may base an evaluation of its performance or any assumption that we will be profitable. We are likely to incur losses from startup operations as a result of, among other things, organization expenses, design and testing expenses, marketing and expansion costs. Therefore, our prospect for success must be considered in light of the risks, expenses and difficulties frequently encountered by a new small business attempting to exploit a new technology.

Our product may not be accepted by the trucking industry, which means we would have no business

Although we have an exclusive license, there can be no assurance that we will be able to successfully design a heavy duty truck engine using the acquired technology, or that any engine designed will be accepted by the trucking industry. Acceptance of our engine in the trucking industry will depend upon many factors beyond our control, including without limitation, the dependability, amount of fuel savings and other benefits demonstrated by the engine and desired by the market place.

If we fail to design an engine that is accepted by the trucking industry, for whatever reason, the return to investors in this offering will be significantly impacted and such investors may lose all of their investment.

Our proposed product is dependent upon Alpha to develop the prototype engine

Alpha has designed, constructed and tested four experimental prototype engines to acquire engineering parameters which provides final data for the construction manufacturing of marketable engine. However, Alpha has not designed, constructed and tested a heavy duty highway truck engine. Substantial engineering will be required to design, construct and test a heavy duty truck engine using the acquired technology. There can be no assurance that such an engine can be successfully designed.

We are dependent on Alpha to design, construct and test our prototype engine otherwise we will not be able to develop a prototype engine and we will cease doing business

In order to put ourselves in the position to develop a prototype engine, we are dependent on Alpha to design, construct and test our final prototype engine. In the event Alpha does not perform, we will not be able to develop the prototype engine and will not be able to continue as a going concern.

We will require additional financing and if we fail we will not be able to continue as a going concern

While our management believes the proceeds from this offering will be sufficient to implement the first step of its business plan, which entails designing a prototype engine for highway trucks, unexpected contingencies could occur which would require us to secure additional financing, possibly in the form of loans secured by our assets. There can be no assurance that we could raise such additional capital to pay for any unanticipated expenses. Failure to raise such capital will not allow us to continue as a going concern.

Indemnification of our management protects officers and directors for making poor decisions

Under most conditions, our officers and directors may not be held liable for errors in judgment or other acts or omissions not amounting to fraud, gross negligence or malfeasance because provision has been made in the respective Articles of Incorporation holding them harmless and providing to them indemnification against liabilities or losses that arise from such acts or omissions. To the extent that such indemnification provisions are invoked, our assets could be reduced and our business could be impaired.

Intellectual property infringement could affect our market share if a competitor wrongfully acquired and utilized our licensed technology

The technology which is licensed by us is covered by a patent. While this will afford us some protection, there can be no assurance that we or Alpha will be able to adequately protect the proprietary rights comprising the acquired technology. If we are successful in developing a commercially viable engine for the trucking industry, it can be expected that both existing and new engine manufacturers will be motivated to utilize the acquired technology to develop competitive products. It may be difficult for us and/or Alpha to prevent misappropriation of the acquired technology or the independent development by others of similar technology, especially in view of their limited resources and the potential cost of any legal action to enforce such rights. The cost of, and time dedicated to, enforcement by us of our rights, if any, could be significant. Regardless of the outcome of such enforcement proceedings, there can be no assurance that such proceedings will be effective. In addition, although we believe that there are no infringement or trade secret misappropriation claims against us and no grounds for the assertion of any such claims, the cost of responding to any such assertion, should it be made, could be significant and there is no assurance that we would prevail. We may not have the funds to enforce our rights and as a result may lose our right to utilize the patent or maintain any exclusivity to its use.

Limited experience will require additional staff with specific expertise or we will be unable to develop our technology or business model

We have limited experience in engine technology and product testing and development, and almost no experience with the acquired technology to be utilized in connection with our contemplated operations. We will require additional personnel in the future. There can be no assurance that we will be able to build an adequate staff. Without experienced staff we may not be able to complete our business operations.

If our license is terminated, our business will cease to exist

Our entire business plan will be based on our License of the acquired technology. The License will be perpetual in duration, subject to the payment of annual royalty fees which are based on our net sales. The royalty fee is a minimum of $250,000 annually once operations commence and increased royalties will be based on increased sales. No royalties will be paid until manufacturing commences. The termination of the License, for any reason, could terminate our business and result in a total loss to all investors. In addition, our limited experience with the acquired technology will make us very dependent upon the technological and manufacturing support of Alpha. The license fee of $250,000 was paid from the issuance to Alpha of 125,000 of the Company’s common shares issued from the public offering of this Form SB-2 before it was amended.

We do not intend to pay dividends and will use any earnings to finance our growth

We have never paid any dividends on our common stock and do not intend to pay dividends on our common stock in the foreseeable future. Any earnings which we may realize in the foreseeable future are anticipated to be retained to finance our growth. This means shareholders will not receive dividends on their shares but instead will rely on value added transactions completed by our management, if any.

Our Auditors have raised substantial doubts as to our ability to continue as a going concern

As reflected in our financial statements for the year ended December 31, 2005, we incurred a net loss of $4,373,900 and an accumulated deficit of $4,373,900 since our inception. Since we have not yet emerged from the developmental stage, our ability to continue as a going concern is dependent upon our ability to raise capital from this offering so we may begin operations. Should we be unable to raise adequate funding, we will not be able to continue as a going concern.

Offering Risks

There is no assurance that a public market will develop which means that you may not be able to liquidate your investment

Although our common stock is currently listed on the OTC Bulletin Board, there is no trading market for our common stock and there can be no assurance that a trading market for the common stock will develop, or if developed, that it will continue. If no market develops, it may be difficult or impossible for holders of the common stock to sell their shares if they should so desire. In addition, there are substantial restrictions on the sale or transfer of the common stock imposed by Federal and State securities laws. There are no assurances that holders will be able to sell their shares of the common stock or that sufficient shares will be sold to create a public market for the common stock. This means that holders may not be able to receive funds for the shares previously purchased.

Investors may lose their entire investment

There can be no assurance that our offering will raise operating capital for our initial 12 months of operations. If we fail to raise additional equity or debt financing, it would impair our operations and investors may lose the total amount of their investment.

Investors will suffer immediate dilution

Following the purchase of the common stock, investors will experience immediate and substantial dilution of their investment. Assuming the sale of the maximum, investors will suffer an immediate dilution of $1.91 per share.

Arbitrary offering price means we have no information to support the market price of our shares

We have determined the number of shares to be offered based upon our estimate of the amount of proceeds necessary for planned uses. The offering price, which was determined by our board of directors, is based on our capital requirements and current market conditions, the capital structure of our company and our prospects for success. Accordingly, the offering price should not be considered an indication of the actual fair market value of the common stock as if appraised by a qualified third party.

Funds will not be returned to investors which means your investment could be in an undercapitalized company

You should be aware that we would require additional financing and there can be no assurance that such financing would be available on reasonable terms. Without obtaining such financing, we will not be able to continue our business operations.

Future sales of our common stock by our existing stockholders could decrease the trading price of the common stock

Assuming a public market for our shares develops at some future date, of which there can be no assurance, sales of a large number of shares of our common stock in the public markets after this offering, or the potential for such sales, could decrease the trading price of our common stock and could impair our ability to raise capital through future sales of our common stock. Upon completion of this offering, there will be 12,492,000 shares of our common stock outstanding. All of the shares of common stock included in this offering will be freely tradable without restrictions or further registration under the Securities Act of 1933, unless such shares are purchased by our “affiliates,” as that term is defined in Rule 144 of the Securities Act of l933.

All of the rest of our outstanding shares will be “restricted securities” for purposes of Rule 144 of the Securities Act and may not be resold unless registered under the Securities Act or sold pursuant to an applicable exemption from registration, including the exemption contained in Rule 144. All of these securities are eligible for sale on the open market under Rule 144 (subject to the volume, holding period and manner of sale limitations of that rule), except for shares which are subject to lockup agreements which prohibit their sale for periods of six months from completion of the offering and sales of 10% of share holdings each month thereafter.

DILUTION

Purchasers of our Common Stock in this offering will experience dilution in net tangible book value per share. Dilution in net tangible book value per share represents the difference between the offering price of our Common Stock in this offering and the net tangible book value of our Common Stock (the difference between our tangible assets and our liabilities, divided by the number of shares of Common Stock outstanding) immediately after the sum of all of the shares offered hereby.

As of December 31, 2005, our negative net tangible book value was ($463,433), or ($0.04) per share of our outstanding Common Stock. After giving effect to the sale of a maximum number of shares of Common Stock in this offering, and our net tangible book value as of December 31, 2005 would have been $1,089,567, or $0.09 per share of our outstanding Common Stock. This represents an immediate increase in our net tangible book value of $0.13 per share to current stockholders and an immediate dilution of a $1.91 per share to new investors purchasing the shares in this offering.

The following table illustrates the foregoing information as of December 31, 2005 with respect to dilution to new investors:

Public Offering Price	$2.00
Net tangible book value per share for existing shareholders before Offering	(.04)
Increase per share attributable to payment for shares purchased by new investors	.13
Pro forma net tangible book value after Offering	.09
Net tangible book value dilution per share to new investors	$1.91

DETERMINATION OF OFFERING PRICE

The offering price of the 776,500 common shares being offered has been determined primarily by our capital requirements, current market conditions and our capital structure and has no relationship to any established criteria of value, such as book value or earnings per share. Additionally, because we have no operating history and have not generated any revenues to date, the price of the shares is not based on past earnings nor is it indicative of current market value for the assets owned by us. The board of directors based the $2.00 price on a weak market combined with the number of shares issued to maintain a reasonable market cap and company valuation.

Forward-Looking Statements

Some of the information contained in this Prospectus involves forward-looking statements. These statements include, but are not limited to, statements about our industry, plans, objectives, expectations and other statements that are not historical facts. Forward-looking statements by their nature involve risks and uncertainties. Therefore, actual results may differ materially from those implied or expressed by these statements. Accordingly, you should not place undue reliance on these forward-looking statements.

USE OF PROCEEDS

The net proceeds to the Company are $1,553,000. Management will have discretion to allocate the proceeds of the offering in terms of timing and priorities in keeping with the business plan. Assuming 100% of the offering is successfully sold, we anticipate 12 months of capital requirements.

It is possible that no proceeds may be raised from this offering. If fewer than all of the shares are sold, we will have to delay or modify our current plans. There can be no assurance that any delay or modification will not adversely affect our development. If we require additional funds to develop our plan, such funds may not be available on terms acceptable to us.

Use of Proceeds Summary Table

The foregoing represents our best estimate of allocation of the proceeds of this offering, based upon the current state of our business operations and our current plans. Pending application of the net proceeds of this offering, we may temporarily invest such funds in interest-bearing accounts, certificates of deposit, government obligations, short-term interest bearing obligations, and similar short-term investments.

	100%	75%	50%	25%
Gross Proceeds:	$1,553,000	$1,165,000	$776,500	$388,250
Offering expenses	$13,000	$13,000	$13,000	$13,000
Construct & Test Truck Engine (1)	460,000	460,000	460,000	100,000
Demonstration & Administrative Facility (2)	48,000	48,000	48,000	48,000
General & Administrative (3)	250,000	200,000	52,000	52,000
Working Capital (4)	255,000	194,000	93,500	90,250
Marketing & Promotional Expenses (5)	250,000	250,000	110,000	85,000
Capital Reserves	277,000	0	0	0
Total Net Proceeds	$1,540,000	$1,152,000	$763,500	$375,250

(1)	Estimated contract with Alpha cost for designing, constructing and testing the final prototype engine. In the event that only 25% of the funds are raised, $100,000 will be used for design and construction of basic engine parts.

(2)	Includes engine demonstration test cell, purchase or lease of corporate offices, furniture, fixtures and office equipment.

(3)	Includes expenses associated with salaries of CEO and other key employees.

(4)	Includes expenses generally associated with working capital such as contract services, building maintenance and utilities.

(5)	Includes advertising in trade publications and general media directed to investors only pursuant to Rule 134 of the Rules and Regulations promulgated under the Securities Act of 1933, as amended. No security shall be sold without delivery of a final prospectus either prior to or at time of purchase.

BUSINESS OF THE COMPANY

Background

We are a Delaware corporation, incorporated on November 27, 2000. Our authorized capital stock consists of 99,000,000 shares of common stock, $.001 par value and 1,000,000 shares of preferred stock, $.001 par value.

On December 15, 2000, we acquired the option rights to the Alpha License and marketing survey data from our founder and principal, Michael Rouse, in exchange for 10,000,000 shares of our common stock and his promotional services and out-of-pocket expenses over the past 18 months in acquiring the option from Alpha. We reserved 10,000,000 shares of our restricted common stock for Alpha to acquire the license. In July 2002, Alpha modified the agreement to allow us to acquire the license agreement in advance of completing our registration statement and accepted a note as payment for the licensing fee and for the issuance of 5,000,000 shares of common stock in lieu of the original 10,000,000 shares. We exercised our option and acquired the licensing rights on July 22, 2002 with a $250,000 promissory note payable to Alpha. The note has been satisfied through the issuance of 125,000 common shares registered in our Registration Statement on Form SB-2 as effective with the SEC on August 12, 2004. Michael Rouse, our CEO, and Alpha each returned 5,000,000 shares to our treasury, reducing the outstanding shares to 11,715,000.Alpha held the core rights to the licensed technology which was licensed to us. The novel patents are registered in the name of Robert L. Scragg, the majority shareholder of Alpha.

We utilized a Regulation D, Rule 506 offering to raise a total of $258,500 from the sale of 500,000 shares of common stock. We intended to raise $1,553,000 in capital from the original SB-2 registration offering, however, that offering was terminated in May 2005 after the sale of 224,000 shares. This has caused delays in developing an engineered prototype, which is necessary to secure a manufacturing partner for our engine. Alpha designs, constructs and tests prototypes derived from their core technology and license the technology to companies that have potential ability to commercialize the different applications. To date, Alpha has not licensed its technology to any company other than us, and there are no products on the market utilizing the Alpha technology. Our license is exclusive only as to manufacture, marketing and sales of heavy duty highway truck engines with power ranges from 300 to 1000 horsepower. Alpha is not precluded from licensing for other uses such as marine or in other horsepower ranges.

Our major asset is the ownership of an exclusive License from Alpha for manufacturing and marketing heavy duty highway truck engines utilizing Alpha’s “Detonation Cycle Gas Turbine Engine” (“DCGT”) technology embodied in U.S. Patent No. 6,000,214 and other proprietary technology and rights owned by Alpha including Marketing Survey Data in the highway trucking industry. Detonation refers to an instant burning of a fuel-air mixture producing an explosion. Cycle refers to the explosion happening in one chamber and then in another chamber, repeating over and over again. Gas is the fuel which is in a gaseous state. Turbine is a rotating wheel or disk connected to a shaft spinning in one direction. This combined process along with the EIC process creates the high efficiency, low emission engine that we intend to bring to market. The License was granted in exchange for shares of our restricted common stock and other considerations. The $250,000 note for the license has been fully satisfied through the issuance of 125,000 shares of registered common stock.

Our Product

Our product will be a new energy-efficient, Detonation Cycle Gas Turbine Engine (“DCGT”) for heavy-duty highway trucks. To date, we have no marketable product and will rely on Alpha to design, construct and test a 540 horsepower prototype that will conform to our licensed application. Since our inception, we have continued to raise capital to bring this patented technology closer to being utilized in a common market. The application demanding the most change is the highway trucking market.

Alpha has completed the basic design work for our 540 hp engine for use in highway trucks. Therefore compliance with state and federal regulators will not be a factor until we have an engineered prototype in a test vehicle, which is anticipated to be approximately three years from the completion of the funding of this offering. Alpha completed all research and development in 1997, which resulted in a patent being issued in 1999. Alpha has been at work drawing the design for the truck engine. We need only to design and test an engine that meets our needs using the existing proven technology; however, this takes a considerable amount of money.

Alpha will perform all design, construction, and testing of a 540 horsepower DCGT highway truck engine prototype at their facilities at Deland Industrial Center, 1601 Old Daytona Street, Deland, Florida 32724. Our primary role in this process is to ensure that Alpha complies with its contractual obligations to complete the design, construction and testing of the engine. Our use of proceeds has allocated funds to pay Alpha for its contractual obligations. All machine work is contracted out by Alpha while all component parts are purchased off the shelf or fabricated by Alpha at their facilities. Our company will be involved in this process only to the extent that we will receive ongoing status reports of Alphas’ progress. We will not participate in the design, construction and testing of the engine. Alpha may use independent contractors as it deems necessary to complete these functions. We are completely dependent on Alpha to complete this process (see “Risk Factors”.)

This offering is specifically limited to completing the design, construction and testing of the engine, therefore we will not focus on generating revenues from the marketing and distribution of the engine at this stage of the Company’s development. We have entered into an agreement with Alpha setting forth the contractual obligation to complete this process. In the event Alpha fails to complete this process, we will have to hire outside engineers to complete this process or we will cease business operations.

The patent is a novel patent with a 20-year life from the filing date of December 16, 1997. The patent was based on research and development beginning in 1984, which included the design, construction, and testing of four working prototypes. The patent attorneys were Schoemaker & Mattare Ltd. The inventor will file additional patents to protect any new developments in the engine technology. We will have access to any new patent filings on the highway truck engines as provided for in our licensing agreement.

This patent is impossible to describe in layman terms as to how it works; however, its simplicity makes it very unique. A detonation cycle gas turbine engine includes a turbine rotor contained in a housing. The exhaust ports of respective valveless combustion chambers are located on opposite sides of the rotor directing combustion gases toward the turbine. The chambers are connected by a valveless manifold fed with fuel and oxidizer. When combustible gases are detonated by an igniter in one of the combustion chambers, the back pressure from the detonation shuts off the fuel and oxidizer flow to that chamber and redirects the fuel and oxidizer to the opposite chamber, where detonation occurs. The process repeats cyclically. Power is taken off the rotor shaft mechanically or electrically.

The invention utilizes a water wheel as the turbine wheel which has blades that are positively displaced through a blade race by the rapid expansion of gases exiting from combustion chambers via nozzles, rather than pistons or gas turbines.

Our engine has a blower, rather than a compressor, to supply less air per horsepower hour than required by existing gas turbines or piston engines, thereby producing less exhaust gases per horsepower hour.

The blower supplies low pressure air via a single manifold to two combustion chambers simultaneously thereby requiring less work to complete a detonation cycle, resulting in higher thermo mechanical efficiencies than gas turbines or piston engines.

The engine manifolds, combustion chambers, and ignition system has the capability of cyclically detonating fuel-air mixtures without using valves. The engine uses a fuel pump and vaporizers to gasify wet fuels prior to mixing with combustion air in the manifolds to produce complete combustion of all fuel-air mixtures in the detonation process. The engine uses a plasma arc ignition, a visibly constant illuminating plasma flame between two electrodes to detonate fuel-air mixtures and does not require critical ignition timing.

Low pressure air and fuel mixtures are detonated instantaneously–in less than one millisecond–producing high velocity shock waves that kinetically compress inert gases resulting in higher working pressures than the pressures produced in constant pressure heating utilized in gas turbine engines, and Otto and Diesel cycle piston engines.

The detonation cycle engine uses less working fluid and produces less exhaust gas per horsepower hour than Brayton cycle turbines and Otto or Diesel cycle piston engines.

Alpha has developed four working prototypes as described below:

1.	First engine was developed in 1987. The engine consisted of one 8-inch diameter, 26-pound turbine wheel, driven by two horizontally opposed combustion chambers. The engine produced 78 horsepower at 12,500 rpm.

2.	This engine was developed in 1989. The engine consisted of two 5-inch diameter, 11-pound turbine wheels mounted on a single shaft, driven by four horizontally opposed combustion chambers. The engine produced 130 horsepower at 14,000 rpm.

3.	This engine was developed in 1991. The engine consisted of two 7-inch diameter, 19.6 pound turbine wheels mounted on a single shaft, driven by four horizontally opposed combustion chambers. The engine produced 256 horsepower at 8,300 rpm.

4.	This engine was developed in 1997. The engine consists of four 6-inch diameter, 12 pound turbine wheels mounted on a single shaft, driven by eight horizontally opposed combustion chambers. The engine produces 130 horsepower at 8,400 rpm. This engine is currently used for demonstration and can be seen by appointment.

5.	With current data derived from testing previous prototypes, Alpha is designing a 540 horsepower engine that can power a highway truck. Preliminary design concepts estimate the engine will have six 15-inch diameter, 20-pound turbine wheels mounted on a single shaft, driven by 12 horizontally opposed combustion chambers producing 540 horsepower at 3,000 rpm.

The DCGT includes an Electromagnetic Isothermal Combustion (“EIC”) process that powers the engine. The EIC process produces complete combustion of fuel-oxidizer mixtures in cyclic detonations that negate unwanted nitrogen oxide and carbon monoxide emissions. The high pressure gases produced by the detonations drive a unique turbine producing shaft horsepower.

The EIC process enables the DCGT to operate with blower air at low static pressure, negating the necessity of compressing and preheating fuel-oxidizer mixtures prior to combustion. By eliminating the compression of fuel-oxidizer mixtures, the DCGT achieves higher thermal efficiencies in a simplified mechanical structure. The DCGT has the following proprietary and competitive advantages over current diesel, gasoline and gas turbine engines:

•	Air cooled - less than 2 pounds per horsepower

•	Fewer moving parts - less maintenance

•	Flex-fuel and mixed fuels capability

•	Operates on all hydrocarbon fuels, hydrogen and syn fuels

•	Cold start capability with any fuels

•	Less fuel and “Greenhouse exhaust gases”

•	Less nitrogen oxides and carbon monoxide exhaust emissions

•	Less hydrocarbon exhaust emissions

•	No lube oil, filters or pumps

Alpha has completed basic research, exploratory development, and advanced development with the design, construction and testing of four experimental prototype engines.

Our new energy efficient detonation cycle gas turbine can be designed and manufactured as a new or replacement engine for all heavy duty trucks that utilize engines ranging from 300 to 1,000 horsepower.

We intend to target 18 wheel class 8 vehicles commonly used for transporting goods throughout the United States for distribution of our engine. We will not require governmental approval until such time as the engine is placed in vehicles for use. Our engine will meet the new more stringent tailpipe emission requirements set forth by the Environmental Protection Agency (“EPA”).

Research and development of our engine was completed in 1998 with patents obtained in 1999. Through testing, we hope to be able to comply with existing and future environmental laws. We intend to supply our fuel efficient, lower emission engine to a marketplace that must comply with more stringent governmental regulations.

We acquired our license from Alpha on July 22, 2002. The term of the license agreement shall extend so long as the licensee is diligently developing or fully promoting, marketing, offering for sale or selling, using the licensed technology in the licensed field on a commercial basis or until the expiration of the licensed patents on December 16, 2017, whichever occurs first. In the event of breach, the license agreement can be terminated earlier. The material terms of the license agreement are as follows:

1.	$250,000 promissory note which has been paid in full through the issuance of 125,000 shares from the SB-2 Registration Statement

2.	Eight percent (8%) of net sales royalty payment after manufacturing and sales commence

3.	$250,000 minimum royalty payment each year after manufacturing and sales commence

4.	Additional contract fees will be paid to Alpha for design and engineering services.

Other than being the licensor and a principal shareholder, we have no affiliation with Alpha.

Our Business Strategy

We plan to develop a prototype engine as soon as possible:

•	“Diesel Engine Makers Agree to Penalty Over $1 Billion in EPA Pollution Case.” Wall Street Journal, October 23, 1998 (see articles under The Market)

•	“Caterpillar Loses in Patent Ruling.” “Frost & Sullivan estimates cost of $3 billion to design new engine.” Wall Street Journal, January 21, 2000 (see article under The Market)

We are seeking an initial public offering of $1,553,000 to complete the following transactions:

•	Contract Alpha to design our next highway truck engine prototype for demonstration: Alpha has given us a written proposal for the design, construction and testing of a 540 hp prototype at a cost of $460,000, to be completed within a 12-month period from the effective date of a signed contract.

•	Construction of a new demonstration and administration facility: We are currently looking at pre-approved building locations in Deland, Florida to headquarter our company. Pre-approved means a real savings of time in the construction process. Building could be completed in six to eight months for an 8,000 square foot facility. If funds are not available for construction, there are several leaseholds that we can secure that will accommodate our business needs.

•	Marketing and promotional services within first six months from offering: It is our main focus to get our story out to the investing public.

1.	30-second television commercial (approximately $2,000 per spot) to be aired on cable channels that are stock market based. Programs like Kudlow & Cramer, Rukeyser’s Wall Street, and Closing Bell, in compliance with Rule 134 advertisement. .

2.	Advertising in industry specific trade magazines and trucking publications in compliance with Rule 134 advertisement.

3.	No security will be sold unless investor has been delivered either at or prior to the purchase a final prospectus of the company.

•	Working capital and manpower within first six months from the offering:

1.	It will be necessary for us to hire technological and administrative personnel.

2.	Include those expenses incurred on a day-to-day basis including, but not limited to, insurance, rent, telephone, utilities, attorney and accounting fees, taxes, excluding salaries as set forth below.

3.	Officers salaries - Michael Rouse - $52,000 and Phyllis Rouse - $10,000 annually

Alpha will own all developments, works or authorship, discoveries, inventions, mask works, improvements, and trade secrets, whether or not patentable or copyrightable, that are conceived, developed or reduced to practice, alone or jointly with others, and all associated intellectual property rights, in connection with the development of the DCGT engine prior to the formation of any potential joint venture (“Core Technology”), but will grant the joint venture a perpetual, worldwide, royalty-free, fully paid and exclusive license, with full rights to sublicense and assign, to utilize the Core Technology in the heavy duty truck industry. Alpha will own the Core Technology in other fields of use.

The Market

There is an unmet need for a new energy efficient detonation cycle gas turbine engine for heavy duty highway trucks in the first quarter of the 21st Century. The following articles show the need and also show that current manufacturers do not have a new engine. For any of the current manufacturers to develop a new engine will cost them an estimated $3 billion.

Wall Street Journal, January 21, 2000: “Emissions standards governing diesel engine makers were tightened in 1998 and will be tightened further in 2002. Although diesel engines passed federal tests regarding emission of nitrogen oxide, highway tests found emission levels in actual use to be as much as three times the legal limit. Overall, it could cost the industry at least $3 billion to design a new engine able to strictly meet pollution requirements, according to Frost & Sullivan, a Mountain View, California consulting firm. Subroto Banerjee, director of Frost & Sullivan’s automotive group, said cleaner fuels alone won’t solve the basic problem. “The truck’s owner is going to pay for this, either up-front in the cost of the truck, or in the form of higher truck fuel costs.”

Wall Street Journal, October 1998: “Diesel-Engine Makers Agree to Penalty Over $1 Billion in EPA Pollution Case.” “The biggest makers of heavy diesel engines, Caterpillar, Cummins, Detroit Diesel, Mack Trucks, Navistar International and Volvo Truck agreed to pay a total of more than $1 billion to cover fines, investments in cleaner engines and other corrective actions to settle federal claims that they violated the federal Clean Air Act.”

Another major problem facing transcontinental trucking by the year 2010 is the potential absence of a single fuel source across the U.S. In an effort to clean up our air and reduce our dependency on foreign oil, the Department of Energy (“DOE”), Department of Transportation (“DOT”), and EPA are funding alternative fuels programs of all types: Compressed Natural Gas (“CNG”), Liquid Natural Gas (“LNG”), Liquid Petroleum Gas (“LPG”), Methanol-Gasoline (“M85”), and Ethanol-Gasoline (“E85”). These alternative fuel sources are being implemented nationwide.

Commercial transport vehicle operators are seeking new clean air engine technology for their specific needs. In the absence of a new energy efficient engine technology in the marketplace, major fleet operators are forced to switch to alternative fuels.

In order to expedite our getting into the market, we must first demonstrate our engine’s capabilities through the design, construction and testing of our 540 horsepower prototype by Alpha.

Our Target Market

We will target heavy-duty highway trucks requiring 300 to 1000 horsepower engines. The DCGT truck engines will sell at an estimated price of $25,000.

Once the engine has been tested in a highway truck, it is our intention to sub-license our engine for manufacturing to current engine manufacturers in Europe and Asia and other parts of the world.

Current Competition

Seven major engine manufacturers, including Ford, Caterpillar, Cummins, Detroit Diesel, Mack Trucks, Navistar International and Volvo Truck manufacture heavy duty truck engines, both gasoline and diesel, which are the major competitors to our company.

Operations

To date, the Company has not commenced operations other than entering into agreements with Alpha and maintaining an office. The Company will utilize proceeds from this offering to fund its contractual obligation to Alpha and to continue to pay its administrative and manpower expenses.

On August 30, 2001, we entered into a consulting agreement with Bradford Capital, Inc. (“Bradford”), whereby Bradford would provide general advisory services to us for the purpose of strategic planning and assistance with mergers and acquisitions. Bradford Capital, Inc. is not a registered broker-dealer under Section 15 of the Securities Exchange Act of 1934. Mr. Simon is an investment banking consultant. His job was to introduce us to potential sources of debt or equity investment. The decision was made to file an SB-2 public offering to raise the capital needed. We paid Bradford an initial fee of $15,000 upon the execution of the agreement. As of the date of termination as hereinafter set forth, Bradford has not raised any funds nor located any merger or acquisition targets for us. As of May 5, 2004, both parties have terminated the consulting agreement and released each other from liability.

Vladan Ivankovic was given the position of Vice President of Sales and Marketing in Europe. Mr. Ivankovic has made many initial contacts for us, such as Volvo, Mercedes-Benz and many others. They all expressed interest once we were further along. Mr. Ivankovic will be compensated on funds raised based on a sliding scale starting at six percent of the first $25,000,000; five percent of the next $25,000,000; four percent of the next $25,000,000; and three percent of the remaining enterprise value. Mr. Ivankovic has been authorized to choose potential partners and to conduct negotiations on our behalf. As of December 31, 2005, Mr. Ivankovic has not raised any funds nor has he located any partners or mergers or acquisition targets for us.

On July 1, 2002, we entered into a consulting agreement with the inventor of the Detonation Cycle Gas Turbine engine and majority stockholder of Alpha. In connection with the license agreement, a $2,500 retainer per month is due for consulting services rendered. In addition, we agreed to pay the inventor $1,000 per day plus all out-of-pocket expenses for design and engineering services rendered. The inventor has not performed any design or engineering services for us. Alpha has been and continues to work on design drawings for a 540 horsepower engine.

Employees

We presently have two full time employees. Staffing levels will be determined as we progress and grow. We also plan to add several employees to our staff. The level of employees is primarily contingent on the level of success of this offering. Our board of directors will determine the compensation of all new employees based upon job description.

Management’s Discussion and Analysis or Plan of Operation

The following discussion and analysis of our financial condition and plan of operations should be read in conjunction with our financial statements and related notes appearing elsewhere herein. This discussion and analysis contains forward-looking statements including information about possible or assumed results of our financial conditions, operations, plans, objectives and performance that involve risk, uncertainties and assumptions. The actual results may differ materially from those anticipated in such forward-looking statements. For example, when we indicate that we expect to increase our product sales and potentially establish additional license relationships, these are forward-looking statements. The words expect, anticipate, estimate or similar expressions are also used to indicate forward-looking statements.

Background of our company

We are a development-stage company and not yet generating any revenues. Although we will not generate any revenues at this stage of our development, we intend to generate future revenues from the sale of engines and taking purchase orders from different trucking companies. This, however, will not happen during this stage of the Company’s development. We expect to continue the commercialization of our Detonation Cycle Gas Turbine Engine (“DCGT”) technology. The licensor of the acquired technology has passed the research and development phase and has designed a working prototype. We need to redesign an engine for our application based on this proven Core Technology. We are relying on Alpha to design, construct and test a 540 horsepower engine prototype for our licensed application (see “Business of the Company”, “Our Product.”). Our primary focus is to complete this private placement of our securities for the purpose of funding initial stages of operations.

The financing for our development activities to date has come from the sale of common stock. We intend to finance our future development activities and working capital needs from both the sale of equity and debt securities. The public Registration Statement on Form SB-2 was terminated in May 2005 and this Offering was structured to raise additional equity financing for the Company. 214,650 shares were sold at the public offering price of $2.00 per share. The Company is a fully reporting public company and is current in its reporting obligations.

Since we have had a limited history of operations, we anticipate that our quarterly results of operations will fluctuate significantly for the foreseeable future. We believe that period-to-period comparisons of our operating results should not be relied upon as predictive of future performance. Our prospects must be considered in light of the risks, expenses and difficulties encountered by companies at an early stage of development, particularly companies commercializing new and evolving technologies such as the DCGT. In July 2002, we acquired the license for the DCGT technology for the manufacture and marketing of heavy-duty highway truck engine.

The following steps are required to demonstrate the viability of a final prototype engine:

Step 1	Complete design and build prototype engine
Cost:	$75,000
Time frame:	6 months

Step 2	Complete testing of engine
Cost:	$385,000
Time frame:	6 months from completion of Step 1

Step 3	Lease adequate facilities for offices and Demonstration.
Cost:	$48,000
Time frame:	within 6 months

Step 1 of this process has been completed by Alpha in connection with performing the design and construction of the prototype engine at their facilities at Deland Industrial Center, 1601 Old Daytona Street, Deland, FL 32724. In Step 2, we will also rely on Alpha to test the prototype engine at their facilities. Alpha will conduct test demonstrations to show the viability and function of the engine. In Step 3, we intend to construct our own office and demonstration facilities. We will design a facility and hire a licensed general contractor to complete the project. All of these steps are intended to be funded from the proceeds of this Offering.

At this stage of our development, we have not developed a marketing plan to bring our product to market. No proceeds from this offering are being allocated to develop such a marketing plan and we are only focusing on completing this stage of our development. In the event we are unable to raise the funds from this offering or future offerings, we will be unable to continue any business operations.

These initial steps are intended to be completed with the funds from this Offering. Should we be unable to raise the funds from this Offering, we may attempt a private placement or other form of debt financing which would have to be obtained in order to continue as a going concern.

For the year ended December 31, 2005 compared to the year ended December 31, 2004

Operating Costs – During the years ended December 31, 2005 and 2004, operating costs totaled $1,067,645 and $234,444, respectively. The increase of $833,201 was attributable principally to an increase of royalty fees of $229,167, an increase in consulting fees of $469,074, the write off of offering costs of $78,995, and an increase in professional fees of $64,546.

Interest Expense - Net - During the years ended December 31, 2005 and 2004 net interest expense totaled $1,093 and $47,565, respectively. The decrease of $46,472 was due to the conversion of the $250,000 note payable during February 2005.

The net loss for the years ended December 31, 2005 and 2004 of $(1,068,738) and $(282,009), respectively, an increase from the prior year by $786,729. The increase in the net loss was mainly attributable to increase in operating costs during 2005.

Liquidity and capital resources

As shown in the accompanying financial statements, for the year ended December 31, 2005 and 2004 and since November 27, 2000 (date of inception) through December 31, 2005, the Company has had net losses of $1,068,738, $282,009 and $4,373,900, respectively. As of December 31, 2005, the Company has not emerged from the development stage. In view of these matters, recoverability of recorded furniture and equipment shown in the accompanying financial statements is dependent upon the Company’s ability to begin operations and to achieve a level of profitability. Since inception, the Company has financed its activities principally from the sale of public equity securities. The Company intends on financing its future development activities and its working capital needs largely from the sale of public equity securities with some additional funding from other traditional financing sources, including term notes and proceeds from sub-licensing agreements until such time that funds provided by operations are sufficient to fund working capital requirements.

As previously mentioned, since inception, we have financed our operations largely from the sale of common stock. From inception through December 31, 2005 we raised cash of $323,889 net of issuance costs, through private placements of common stock financings and $62,250 through the issuance of convertible notes payable. During August, 2004 our Form SB-2 Registration Statement became effective and we raised an additional $123,753 through common stock sales, therefore, we offset $41,378 of offering costs against those proceeds. The proceeds from the sale of this common stock have been used for general and administrative expenses.

As of May 25, 2005, the Form SB-2 offering has been closed and the remaining deferred offering costs of $128,115 were written off and included in the Statement of Operations. Currently, the Company is offering 16 units under a Private Placement Memorandum with an effective date of July 28, 2005. Each unit consists of 50,000 shares of convertible stock and 50,000 stock purchase warrants for $75,000 per unit in order to raise $1,200,000 for working capital and prototype development. The preferred share will yield an annual dividend of 10% payable in either cash or stock at the Company’s discretion. As of December 31, 2005, no units were sold and the Private Placement Memorandum was terminated.

Since our inception through December 31, 2005 we have incurred approximately $4,308,475 of research and development costs and operating expenses. These expenses were principally related to the acquisition of a license agreement in July 2002 in the amount of $2,735,300, which was expensed to research and development costs for the DCGT technology and general and administrative expenses.

We have incurred significant net losses and negative cash flows from operations since our inception. As of December 31, 2005, we had an accumulated deficit of approximately $4,373,900 and a working capital deficit of $463,341.

We anticipate that cash used in product development and operations, especially in the marketing, production and sale of our products, will increase significantly in the future.

We will be dependent upon our existing cash, together with anticipated net proceeds from future debt issuances, a secondary offering, or potential license fees to finance our planned operations through the next 12 months. Without receiving proceeds from the Private Placement Memorandum we can satisfy our current cash requirements for approximately nine months. We will continue to proceed in the design and testing phase of the DCGT engine during the next 12 months and will require additional funding to continue operations. Also, with proceeds from the Private Placement Memorandum, we intend to secure a demonstration facility. Based on our anticipated growth, we plan to add several employees to our staff. The level of employees is primarily contingent on the level of success of the Private Placement Memorandum.

Additional capital may not be available when required or on favorable terms. If adequate funds are not available, we may be required to significantly reduce or refocus our operations or to obtain funds through arrangements that may require us to relinquish rights to certain or potential markets, either of which could have a material adverse effect on our business, financial condition and results of operations. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of such securities would result in ownership dilution to our existing stockholders.

New accounting pronouncements

In May 2005, the FASB issued SFAS No. 154, Accounting Changes and Error Corrections. SFAS No. 154 changes the requirements for the accounting for and reporting of a change in accounting principle. In addition, it carries forward without change to the guidance contained in APB Opinion No. 20 for reporting the correction of an error in previously issued financial statements and a change in accounting estimate. SFAS No. 154 requires retrospective application to prior periods’ financial statements of changes in accounting principle in most circumstances. The provisions of SFAS No. 154 are effective in fiscal years beginning after December 15, 2005. The Company plans to prospectively adopt SFAS No. 154 at the beginning of the 2006 fiscal year.

In December 2004, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standard (“SFAS”) No. 123 (Revised 2004), “Share-Based Payment.” SFAS No 123R is a revision of SFAS No. 123, “Accounting for Stock-Based Compensation” and supersedes Accounting Principles Board (APB) Opinion No. 25, “Accounting for Stock Issued to Employees” and its related implementation guidance. SFAS No. 123R focuses primarily on accounting for transactions in which an entity obtains employee services through share-based payment transactions. SFAS No 123R requires the measurement of the cost of employee services received in exchange for the award of equity instruments based on the fair value of the award at the date of grant. The cost will be recognized over the period during which an employee is required to provide services in exchange for the award. SFAS No. 123R is effective as of the beginning of the first interim or Quarterly reporting period that begins after December 15, 2005. The Company cannot precisely determine the future impact on earnings that will result from the adoption of SFAS No 123R.

In June 2005, the Emerging Issues Task Force (“EITF”) reached a consensus on Issue No. 05-06, Determining the Amortization Period for Leasehold Improvements Purchased after Lease Inception or Acquired in a Business Combination (“EITF 05-06”). EITF 05-06 concludes that the amortization period for leasehold improvements acquired in a business combination and leasehold improvements that are in service significantly after, and not contemplated at the beginning of the lease term, should be amortized over the shorter of the useful life of the assets or a term that includes required lease periods and renewals that are deemed to be reasonably assured at the date of inception. As of December 30, 2005 this pronouncement had no impact on the financial statements.

Other recent accounting pronouncements issued by the FASB (including its EITF), the AICPA, and the SEC did not or are not believed by management to have a material impact on the Company’s present or future financial statements.

Critical Accounting Policies and Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

We believe that the following critical policies affect our more significant judgments and estimates used in preparation of our financial statements.

The Company’s financial instruments include cash and cash equivalents, notes receivable and accounts payable. The carrying amounts of these financial instruments approximate their fair value, due to the short-term nature of these items. The carrying amount of the note payable approximates its fair value due to the use of market rates of interest.

Furniture and equipment are recorded at cost and depreciated on a declining balance and straight-line basis over their estimated useful lives, principally five to seven years. Accelerated methods are used for tax depreciation. Maintenance and repairs are charged to operations when incurred. Betterments and renewals are capitalized. When furniture and equipment are sold or otherwise disposed of, the asset account and related accumulated depreciation account are relieved, and any gain or loss is included in operations.

The Company has incurred deferred offering costs in connection with raising additional capital through the sale of its common stock. These costs have been capitalized and will be charged against additional paid-in capital should common stock be issued. If there is no issuance of common stock, the costs incurred will be charged to operations.

The Company evaluates the recoverability of its long-lived assets or asset groups, including license agreement; whenever adverse events or changes in business climate indicate that the expected undiscounted future cash flows from the related assets may be less than previously anticipated. If the net book values of the related assets exceed the undiscounted future cash flows of the assets, the carrying amount would be reduced to the present value of their expected future cash flows and an impairment loss would be recognized. There have been no impairment losses in any of the periods presented.

Research and development costs are charged to operations when incurred and are included in operating expenses. The amounts charged for the year ended December 31, 2005 and 2004 and the period November 27, 2000 (date of inception) to December 31, 2005 amounted to $0, $0 and $2,735,649, respectively.

Deferred income tax assets and liabilities arise from temporary differences associated with differences between the financial statements and tax basis of assets and liabilities, as measured by the enacted tax rates, which are expected to be in effect when these differences reverse. Deferred tax assets and liabilities are classified as current or non-current, depending on the classification of the assets or liabilities to which they relate. Deferred tax assets and liabilities not related to an asset or liability are classified as current or non-current depending on the periods in which the temporary differences are expected to reverse. The principal types of temporary differences between assets and liabilities for financial statements and tax return purposes are set forth in Note 11.

Basic earnings per share is computed based on the weighted average number of common stock outstanding during the period

Description of Property

We occupy office space located at 1301 International Speedway, DeLand, Florida 32724. The facilities are leased month to month and the rent payment for these facilities is approximately $1,800.

Dividend Policy

We have not paid cash dividends on our common stock since inception. We currently intend to retain any future earnings for use in the expansion of the business; however, we do not intend to pay shareholder dividends. The declaration and payment of cash dividends, if any, will be at the discretion of the Board of Directors of the Company and will depend, among other things, upon our earnings, capital requirements, and financial condition.

MANAGEMENT

Set forth below is certain information concerning the directors and executive officers of the Company.

Name	Age	Position
Michael Rouse	49	Chief Executive Officer and Chairman of the Board
James A. Teters, Jr.	49	President, Chief Operating Officer and Director
Phyllis J. Rouse	47	Vice President, Secretary, Treasurer and Director

Biographies

Michael Rouse is the founder of the Company and currently serves as its Chairman and Chief Executive Officer. Mr. Rouse is Vice President of Cox-Rouse Construction & Development Corporation, a commercial real estate developer located in Deland, Florida. Mr. Rouse is a commercial building contractor and developer, and licensed commercial aircraft pilot. Mr. Rouse was President of M&D Aircraft Leasing and Skydive Palatka, a successful parachute center, from October 1995 to June 2002, until he sold Skydive Palatka. He received his schooling in Management Training at United States Steel Corporation in 1975; Computer Programming at Daytona Beach Community College in 1993; and Science, Art and Drafting at Valpraiso Industrial Arts School in 1973. He is a former Production Manager for United States Steel, and General Manager of Freefall Express, Inc., an airplane leasing company, from 1989 to 1990.

James A. Teters, Jr. serves as a Director. Currently, Mr. Teters is Vice President and Regional Sales Manager for Aurum Technology, Orlando, Florida, responsible for identifying, qualifying, and sales for a complete line of products to financial institutions from December 2002 to present. Mr. Teters was President of Turbine Truck Engines where he developed, implemented and executed marketing and sales strategy for VC presentations from May 2002 to November 2002. Mr. Teters was Vice President, Sales for Incurrent Solutions, Inc., Orlando, Florida, responsible for identifying, strategizing and closing sales for ASP and in-house Internet based customer care from January 2001 to April 2002. Mr. Teters started as Regional Manager, Strategic Business Development responsible for specialty sales generated to target banks with $1—$10 billion in assets with a focus on outsourced core processing and was promoted to National Sales, Senior Sales Executive responsible for identifying, qualifying, strategizing and managing in-house and service bureau sales from December 1999 – July 2000. Director of Business Development for Phoenix International, Inc., Heathrow, Florida, responsible for creating new sales opportunities and closing fourth generation client/server based banking software from January 1998 – December 1999.

Phyllis J. Rouse serves as the Company’s Vice President, Secretary, Treasurer and as a Director. From 1997 to present, Mrs. Rouse is a public school administrator at Yulee Elementary School in Yulee, Florida. She has extensive administrative experience and training in accountability for all budgets, curriculum, student performance, personnel, facilities, discipline, while supervising over 70 personnel and 650 students on a daily basis. Mrs. Rouse is the sister-in-law of Michael Rouse.

ADVISORY BOARD MEMBERS

Dr. Magdy Attia currently serves as Chairman of the Company’s Board of Advisors. A published author, patent holder, and recipient of the 1997 George Westinghouse Signature Award of Excellence, Dr. Attia’s experience covers a wide range of academic and corporate senior positions.

After receiving his Bachelors degree in Aerospace Engineering from Texas A&M in 1988, he joined the Turbo machinery Laboratory at Texas A&M as a research assistant from 1989 – 1995. Texas A&M presented Dr. Attia his Masters in 1991 and his Ph.D. in 1995, both in Mechanical Engineering. His dissertation topic was: Performance of Axial Compressors and Turbines for Turbomachinery Applications.

As a research assistant, Dr. Attia focused on a NASA-Lewis funded project to create a complete engine performance code that simulated the design and off-design performance of gas turbine engines. Dr. Attia was responsible for writing the compressor and turbine modules, in addition to overall integration, calibration and validation of the code. Dr. Attia’s research was published.

As a Senior Engineer at Westinghouse Electric Corp. from 1995 - 1998, Dr. Attia focused on the optimal design point performance and tuning for aerodynamic blading designs for the W501G and ATS Compressors Turbines. From 1998 - 2003 he moved to Siemens Power Generation as a Senior Engineer where he focused on Compressor design and analysis including the ATS “depressed inlet-pressure” test data analysis; a project funded by the Department of Energy (DOE), and tested at the Philadelphia Naval Shipyard. Dr. Attia was also the lead designer for the W501FD compressor, over 200 engines are currently in operation around the world.

In 2000, Dr. Attia received his patent for High Temperature Compression and Reheat Gas Turbine Cycle and Related Method. In 2004, Dr. Attia joined Embry Riddle Aeronautical University as an Assistant Professor in the Department of Aerospace Engineering. He also launched ABM Engineering, LLC to provide consulting services gas turbine engine mechanical integrity and compressor performance. His major client is Siemens Westinghouse Power Corporation, (SWPC) the regional business entity in the Americas for Siemens Power Generation’s global fossil power generation business, which has an installed fleet of nearly 550,000 megawatts worldwide. Siemens Power Generation offers a full spectrum of innovative, environmentally friendly, cost-effective products, including gas and steam turbine-generator technology; world-class process control and power management systems; and fuel cells for the distributed generation market.

Zlatko Petrovic, Ph.D., currently serves as an advisory board member of the Company. A Professor at the University of Belgrade, Dr. Petrovic has a long and distinguished career in academics. A Faculty member of Mechanical Engineering, Dr. Petrovic has taught Aerodynamics, Missile Aerodynamics, Stability and Control, Flight Dynamics, Numerical Methods in Engineering, CFD, High Speed Aerodynamics and Aircraft Design. He started at the University of Belgrade as an assistant professor in 1987. He earned his associate professorship in 1992 and has been a Professor since 1997. Awarded his Ph.D. in 1986 from the University of Belgrade, his dissertation was: “Contribution to Transonic Flow Simulations Using Finite Element Method.”

Dr. Petrovic is a prolific author with over 150 papers and reports as well as several books published. His projects have spanned the design of racing cars, wind turbines, wind tunnel data reduction and measurement software for tri-sonic wind tunnels, and very light rotocraft. He has determined the aerodynamic loads and test programs for several ultra-light and very light airplanes and has modified and improved the RPV internal combustion piston engine. He was a member of the team that designed the UTVA-75 airplane and the first Yugoslav composite sail plane.

Summary Compensation Table

The following table sets forth information concerning the aggregate compensation paid or to be paid by the Company to its executive officers.

	Annual Compensation				Long-Term Compensation Awards			All Other Compensation
Name	Fiscal Year	Salary		Bonus	Restricted Stock Awards ($) (#)		Securities Underlying Options	Matching 401k	Group Life Insurance Premium
Michael Rouse	2005 2004	$ $	52,000 52,000	0 0	0 0	0 0	0 0	0 0	0 0
James A. Teters, Jr.	2005 2004		0 0	0 0	0 0	0 0	0 0	0 0	0 0
Phyllis J. Rouse	2005 2004		$0 10,000	0 0	0 0	0 0	0 0	0 0	0 0
Jay G. Hilden	2005 2004		0 0	0 0	0 0	0 0	0 0	0 0	0 0

We may hire additional executive employees and/or change the compensation paid to and benefits received by our current executive employees, as our Board of Directors deems advisable or necessary. We plan to reimburse our executive employees for all travel expenses incurred in connection with the business of the Company. To date, the Company’s Board of Directors has not adopted any retirement, pension, profit sharing or other similar programs for our executive employees.

Future Compensation

Upon approval of our Board of Directors, we may increase the current levels of compensation to employees, officers, or directors either through the use of additional wages, incentive programs, restricted stock awards, or otherwise.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On October 31, 2000, the Company’s Chief Executive Officer, Michael Rouse, personally entered into a transaction whereby he was granted an option to acquire the exclusive use of the Alpha Technology for $250,000, 10,000,000 shares of our common stock and a royalty payment. On November 27, 2000, Mr. Rouse assigned his rights in the Option Agreement to the Company for 10,000,000 shares of common stock. The Option Agreement had no tangible value. 10,000,000 shares were issued at par value in exchange for the option. As of the date hereof, Mr. Rouse has returned 5,000,000 shares to the Company’s treasury for purposes of reducing dilution and strengthening the Company’s capital structure to help complete this offering. No consideration was provided. As of the date of this Prospectus, there are 11,715,000 shares issued and outstanding. Certain family members of Michael Rouse, our CEO, own shares of the Company.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information as of December 31, 2005, with respect to the beneficial ownership of our common stock by each beneficial owner of more than 5% of the outstanding shares of common stock of the Company, each director, each executive officer named in the “Summary Compensation Table” and all executive officers and directors of the Company as a group, and sets forth the number of shares of common stock owned by each such person and group. Unless otherwise indicated, the owners have sole voting and investment power with respect to their respective shares.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Outstanding Common Stock Owned
Michael Rouse	4,979,252	42.5%
Alpha Engines Corporation (1)	5,000,000	42.7%
Phyllis J. Rouse (3)	100,000	0.9%
Jay G. Hilden	100,000	0.9%
James A. Teters, Jr.	100,000	0.9%
Robert Adamo	100,000	0.9%
All directors and executive officers as a group (5 persons)	5,379,252	46.1%

1.	Robert L. and Barbara J. Scragg are majority shareholders of Alpha, the Licensor of our company. Alpha Engines has granted Michael Rouse a proxy to vote all of its beneficially owned shares of the Company’s common stock.

2.	Phyllis J. Rouse is the sister-in-law of Michael Rouse.

DESCRIPTION OF SECURITIES

Common Stock

The authorized common stock of the Company consists of 99,000,000 shares, with each share having a par value of $.001. As of December 31, 2005 there were 11,715,000 common shares issued and outstanding. There were approximately 51 holders of common stock as of December 31, 2005.

Holders of common stock are entitled to one vote per share on all matters submitted to a vote of our shareholders and may not cumulate votes for the election of directors. Holders of the common stock have the right to receive dividends when, as, and if declared by the board of directors from funds legally available. Upon liquidation of the Company, holders of the common stock are entitled to share pro rata in any assets available for distribution to shareholders after payment of all obligations of the Company. Holders of common stock have no preemptive rights and have no rights to convert their common stock into any other securities. All shares of common stock have equal rights and preferences.

Preferred Stock

The authorized Preferred stock of the Company is 1,000,000 with each share having a par value of $.001. The shares of Preferred will have the rights and preferences as designated by the Board of Directors.

Other Securities

There are currently no debt or equity securities issued, outstanding, or authorized.

Transfer Agent and Registrar

The Transfer Agent for the common stock is: Florida Atlantic Stock Transfer, Inc., 7130 Nob Hill Road, Tamarac, Florida 33321.

Where You Can Find Additional Information

For further information with respect to the Company and the shares offered hereby, reference is made to such registration statement, exhibits and schedules. A copy of the registration statement may be inspected by anyone without charge at the Commission’s principal office location at 450 Fifth Street, N.W., Washington, D.C. 20549 and copies of all or any part thereof may be obtained from the Public Reference Branch of the Commission upon the payment of certain fees prescribed by the Commission. You may also obtain information on the Public Reference Room by calling the SEC at 1-800-SEC-0330. The Commission also maintains a site at http://www.sec.gov that contains information regarding registrants that file electronically with the Commission.

PLAN OF DISTRIBUTION

We are offering 776,500 shares of common stock through our officers and directors on a “best efforts” basis at a purchase price of $2.00 per share. This offering will begin as of the date of this Prospectus and will expire whenever all of the shares are sold, or 12 months after the date of the Prospectus, whichever comes first. We are managing this offering without an underwriter. The shares will be offered and sold by our officers. These officers will not receive a sales commission or other compensation, except for reimbursement of expenses actually incurred on behalf of Turbine Truck Engines for such activities. In connection with their efforts, they will rely on the safe harbor provisions of Rule 3a4-1 of the Securities and Exchange Act of 1934. Generally speaking, Rule 3a4-1 provides an exemption from the broker/dealer registration requirements of the 1934 act for associated persons of an issuer. No one has made any commitment to purchase any or all of the shares. Rather, the officers and directors will use their best efforts to find purchasers for the shares. We cannot state how many shares will successfully be sold.

We anticipate selling the shares to persons with whom we have pre-existing relationships and whom we believe may be interested or who have contacted us with interest in purchasing the securities. We may sell shares to such persons if they reside in a state in which the shares legally may be sold and in which we are permitted to sell the shares. We are not obligated to sell shares to any such persons. None of our officers or directors are subject to statutory disqualifications at the time of this offering as defined in Section 3(a)(39) of the Act. We have identified Georgia, Illinois, New York and Colorado as the initial states in which our securities may be sold. Sales in any additional states will be made in compliance with either the registration or exemption provision of each respective state’s blue sky laws.

No person has been authorized to give any information or to make any representations in connection with this offering other than those contained in this Prospectus and if given or made, that information or representation must not be relied on as having been authorized by Turbine Truck Engines. This prospectus is not an offer to sell or a solicitation of an offer to buy any of the securities to any person in any jurisdiction in which that offer or solicitation is unlawful. Neither the delivery of this Prospectus nor any sale hereunder shall under any circumstances, create any implication that the information in this Prospectus is correct as of any date later than the date of this Prospectus.

Purchasers of shares either in this offering or in any subsequent trading market that may develop must be residents of states in which the securities are registered or exempt from registration. Some of the exemptions are self-executing, that is to say that there are no notice or filing requirements, and compliance with the conditions of the exemption render exemption applicable.

We reserve the right to reject any subscription in full or in part and to terminate this offering at any time. Once the offering amount has been subscribed for, officers, directors, present stockholders of the Company and persons associated with them may purchase some of the shares.Officers, directors, and their affiliates shall not be permitted to purchase more than 20% of the shares being sold and such purchases will be held for investment and not for resale. In addition, no proceeds from this offering will be used to finance any such purchases.

Disclosure of Commission Position on Indemnification for Securities Act Liabilities

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Market for Common Equity and Related Stockholder Matters

Prior to this offering, there has been no public market for our common stock. At the present time neither any National Securities Exchange nor the NASDAQ stock market lists the securities offered. There is no public trading market for the common stock of the Company. There are outstanding 11,715,000 common shares as of December 31, 2005. We are currently offering 776,500 common shares through this offering. There are no outstanding options, warrants to purchase or securities convertible into any of our common stock. We have registered no shares in this offering for any selling security holder. No additional shares will be eligible for sale which could have a material adverse effect on the market price of our securities.

LITIGATION

As of the date of this Prospectus, neither we nor any of our officers or directors is involved in any litigation either as plaintiffs or defendants. As of this date, there is not any threatened or pending litigation against us or any of our officers or directors.

LEGAL OPINIONS

The Law Offices of Melissa K. Rice, PA, located in Sarasota, Florida, has passed upon the validity of the issuance of our shares of common stock being offered.

EXPERTS

Our financial statements as of December 31, 2005 and the years ended December 31, 2005 and 2004, appearing in this Prospectus have been included in reliance on the report (which contains an explanatory paragraph relating to our ability to continue as a going concern as described in Note 2 to the 2005 financial statements) of Pender Newkirk & Company, LLP Independent Registered Public Accounting Firm, given upon the authority of said firm as experts in auditing and accounting.

Turbine Truck Engines, Inc.

(A Development Stage Enterprise)

For the Years Ended December 31, 2005 and 2004,

And the Period November 27, 2000 (Date of Inception)

through December 31, 2005

Report of Independent Registered Public Accounting Firm

Turbine Truck Engines, Inc.

(A Development Stage Enterprise)

Financial Statements

For the Years Ended December 31, 2005 and 2004,

and the Period November 27, 2000 (Date of Inception)

through December 31, 2005

Report of Independent Registered Public Accounting Firm

Board of Directors

Turbine Truck Engines, Inc.

(A Development Stage Enterprise)

Deland, Florida

We have audited the accompanying balance sheet of Turbine Truck Engines, Inc. (a development stage enterprise) as of December 31, 2005 and the related statements of operations, changes in stockholders’ deficit, and cash flows for the years ended December 31, 2005 and 2004 and the period from November 27, 2000 (Date of Inception) through December 31, 2005. These financial statements are the responsibility of the management of Turbine Truck Engines, Inc. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we expressed no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Turbine Truck Engines, Inc. as of December 31, 2005 and the results of its operations and its cash flows for the years ended December 31, 2005 and 2004 and the period from November 27, 2000 (Date of Inception) through December 31, 2005 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2, the Company incurred a net loss of $1,068,738 during the year ended December 31, 2005 and has an accumulated deficit of $4,373,900 from inception to December 31, 2005. These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Pender Newkirk & Company LLP

Certified Public Accountants

Tampa, Florida

March 10, 2006

Turbine Truck Engines, Inc.

(A Development Stage Enterprise)

Balance Sheet

December 31, 2005

Assets
Current assets:
Cash	$13,487

Total current assets	13,487

Furniture and equipment, net of accumulated depreciation of $3,386	1,809

$15,296

Liabilities and Stockholders’ Deficit
Current liabilities:
Accounts payable	$49,908
Accrued expenses	66,230
Accrued interest	12,879
Accrued payroll	93,656
Accrued royalty fees	229,167
Due to related party	24,988

Total current liabilities	$476,828
Note payable to stockholder	1,901

Stockholders’ deficit:
Preferred stock; $.001 par value; 1,000,000 shares authorized; 0 shares issued and outstanding
Common stock; $.001 par value; 99,000,000 shares authorized; 11,715,000 shares issued and outstanding	11,715
Additional paid in capital	3,920,509
Deficit accumulated during development stage	(4,373,900)
Prepaid consulting services paid with common stock	(21,667)
Subscription receivable	(90)

Total stockholders’ deficit	(463,433)

$15,296

The accompanying notes are an integral part of the financial statements.

Turbine Truck Engines, Inc.

(A Development Stage Enterprise)

Statements of Operations

	Years Ended December 31,		Period November 27, 2000 (Date of Inception) through December 31, 2005

	2005	2004
Research and development costs			$2,735,649
Operating costs	$1,067,645	$234,444	1,572,826

	1,067,645	234,444	4,308,475
Interest expense	1,093	47,565	65,425

Net loss	$1,068,738	$282,009	$4,373,900

Net loss per share	$(.09)	$(.03)	$(.40)

Weighted average number of common shares	11,572,005	11,224,795	10,842,198

The accompanying notes are an integral part of the financial statements.

Turbine Truck Engines, Inc.

(A Development Stage Company)

Statement of Changes in Stockholders’ Deficit

For Each of the Years from November 27, 2000 (Date of Inception) through December 31, 2005

	Common Stock
	Shares	Amount
Issuance of common stock for option to acquire license and stock subscription receivable, December 2000	10,390,000	$10,390
Net loss for the period

Balance, December 31, 2000	10,390,000	10,390
Issuance of common stock for cash, February 2001*	10,000	10
Issuance of common stock for cash, March 2001*	10,000	10
Issuance of common stock for cash, August 2001*	10,000	10
Issuance of common stock for cash, September 2001*	55,000	55
Payment for common stock issued under subscription receivable
Net loss

Balance, December 31, 2001	10,475,000	10,475
Issuance of common stock for cash, January 2002*	5,000	5
Issuance of common stock for cash, February 2002*	10,000	10
Issuance of common stock for cash, April 2002*	25,000	25
Issuance of common stock for cash, May 2002*	65,000	65
Issuance of common stock for cash, June 2002*	70,000	70
Issuance of common stock for cash, August 2002*	10,000	10
Issuance of common stock for cash, October 2002*	10,000	10
Issuance of common stock to acquire licensing agreement, July 2002*	5,000,000	5,000
Shares returned to treasury by founding stockholder, July 2002	(5,000,000)	(5,000)
Net loss

Balance, December 31, 2002	10,670,000	10,670
Issuance of common stock for cash, February 2003*	207,000	207
Issuance of common stock for cash, September 2003*	30,000	30
Issuance of common stock for services, September 2003*	290,000	290
Payment for common stock issued under subscription agreement
Offering costs for private placement offering
Net loss

Balance, December 31, 2003	11,197,000	$11,197
Issuance of notes payable with beneficial conversion feature
Issuance of common stock for services, September 2004 ($2.00 per share)	20,000	20
Conversion of notes payable, August 2004 ($2.00 per share)	31,125	31
Issuance of common stock for cash, September 2004 ($2.00 per share)	25,025	25
Issuance of common stock for cash, October 2004 ($2.00 per share)	1,000	1
Issuance of common stock for cash, November 2004 ($2.00 per share)	3,500	4
Issuance of common stock for cash, December 2004 ($2.00 per share)	3,000	3
Amortization of offering costs related to Form SB-2 filing
Amortization of stock for services related to Form SB-2 offering
Contribution from shareholder
Net loss

Balance, December 31, 2004	11,280,650	$11,281

*	Common stock issued at $.50 per share.

The accompanying notes are an integral part of the financial statements.

Additional Paid-In Capital	Deficit Accumulated During Development Stage	Deferred Non-Cash Offering Costs	Prepaid Services Paid for with Common Stock	Subscription Receivable	Total
				$(390)	$10,000
	$(4,029)				(4,029)

	(4,029)			(390)	5,971
$4,990					5,000
4,990					5,000
4,990					5,000
27,445					27,500
				300	300
	(31,789)				(31,789)

42,415	(35,818)			(90)	16,982
2,495					2,500
4,990					5,000
12,475					12,500
32,435					32,500
34,930				(2,500)	32,500
4,990					5,000
4,990					5,000
2,495,000					2,500,000
5,000
	(2,796,768)				(2,796,768)

2,639,720	(2,832,586)			(2,590)	(184,786)
103,293					103,500
14,970					15,000
144,710		$(74,850)			70,150
				2,500	2,500
(33,774)					(33,774)
	(190,567)				(190,567)

2,868,919	(3,023,153)	(74,850)		(90)	(217,977)
19,507					19,507
39,980					40,000
62,219					62,250
50,025					50,050
1,999					2,000
6,996					7,000
5,997					6,000
(10,159)					(10,159)
(6,317)		6,317
18,256					18,256
	(282,009)				(282,009)

$3,057,422	$(3,305,162)	$(68,533)		$(90)	$(305,082)

Turbine Truck Engines, Inc.

(A Development Stage Company)

Statement of Changes in Stockholders’ Deficit

For Each of the Years from November 27, 2000 (Date of Inception) through December 31, 2005

	Common Stock
	Shares	Amount
Issuance of common stock for services, January 2005 ($2.00 per share)	80,000	$80
Issuance of common stock in satisfaction of a note payable, February 2005 ($2.00 per share)	125,000	125
Issuance of common stock for cash, February 2005 ($2.00 per share)	3,200	3
Issuance of common stock for cash, March 2005 ($2.00 per share)	1,500	1
Amortization of offering costs related to Form SB-2 filing
Amortization of stock for services related to Form SB-2 offering
Issuance of common stock for services, April 2005 ($2.00 per share)	5,000	5
Capital contribution from stockholder, May 2005
Issuance of common stock for cash, May 2005 ($2.00 per share)	15,550	16
Write off of stock for services related to Form SB-2 filing
Issuance of common stock for cash, June 2005 ($2.00 per share)	9,100	9
Issuance of common stock for services, June 2005 ($1.70 per share)	100,000	100
Capital contribution from stockholder, June 2005
Issuance of common stock for cash, August 2005 ($1.00 per share)	5,000	5
Issuance of common stock for services, July 2005 ($1.00 per share)	40,000	40
Amortization of prepaid services paid for with common stock
Write off prepaid services paid for with common stock due to terminated agreement
Issuance of common stock for cash, October ($1.00 per share)	25,000	25
Issuance of common stock for cash, November ($1.00 per share)	20,000	20
Issuance of common stock for cash, December ($1.00 per share)	5,000	5
Net loss

Balance, December 31, 2005	11,715,000	$11,715

The accompanying notes are an integral part of the financial statements.

Additional Paid-In Capital	Deficit Accumulated During Development Stage	Deferred Non-Cash Offering Costs		Prepaid Services Paid for with Common Stock	Subscription Receivable	Total
$159,920						$160,000
249,875						250,000
6,397						6,400
2,999						3,000
(31,216)						(31,216)
(19,413)			$19,413
9,995						10,000
170,000						170,000
31,084						31,100
			49,120			49,120
18,191						18,200
169,900				$(170,000)
450						450
4,995						5,000
39,960				(40,000)
				26,833		26,833
				161,500		161,500
24,975						25,000
19,980						20,000
4,995						5,000
	$(1,068,738)					(1,068,738)

$3,920,509	$(4,373,900)	$		$(21,667)	$(90)	$(463,433)

The accompanying notes are an integral part of the financial statements.

Turbine Truck Engines, Inc.

(A Development Stage Company)

Statements of Cash Flows

			Period November 27, 2000 (Date of Inception) through December 31, 2005
	Year Ended December 31,
	2005	2004
Operating activities
Net loss	$(1,068,738)	$(282,009)	$(4,373,900)
Adjustments to reconcile net loss to net cash used by operating activities:
Common stock and long-term debt issued for acquisition of license agreement			2,735,649
Common stock issued for services	358,333	40,000	468,483
Expenses paid by shareholder contribution	170,450	18,256	188,706
Write off of deferred offering costs	78,995	40,388	119,383
Write off of non-cash deferred offering costs	49,120		49,120
Depreciation	909	906	3,386
Amortization of discount on notes payable		24,310	33,858
Increase (decrease) in:
Accounts payable	(5,712)	11,653	49,908
Accrued expenses	7,500	28,618	66,230
Accrued payroll	55,491	37,085	93,656
Accrued royalty fees	229,167		229,167
Accrued interest	660	5,000	12,879

Total adjustments	944,913	206,216	4,050,425

Net cash used by operating activities	(123,825)	(75,793)	(323,475)

Investing activities
Issuance of notes receivable from stockholders			(23,000)
Repayment of notes receivable from stockholders		19,095	22,095
Advances to related party			805
Purchase of fixed assets			(5,195)

Net cash provided (used) by investing activities		19,095	(5,295)

Financing activities
Advances (repayment) of stockholder advances	23,583	(3,595)	26,991
(Increase) decrease in deferred offering costs		(69,493)	(194,534)
Proceeds from issuance of common stock	113,702	65,050	447,640
Proceeds from issuance of subscription			(90)
Proceeds from issuance of notes payable		62,250	62,250

Net cash provided by financing activities	137,285	54,212	342,257

Net increase (decrease) in cash	13,460	(2,486)	13,487
Cash at beginning of year/period	27	2,513

Cash at end of year/period	$13,487	$27	$13,487

The accompanying notes are an integral part of the financial statements.

				Period November 27, 2000 (Date of Inception) through December 31, 2005
	Year Ended December 31,
	2005		2004
Supplemental disclosures of cash flow information and non cash investing and financing activities:
Subscription receivable for issuance of common stock	$		$0	$90

Option to acquire license for issuance of common stock	$		$0	$10,000

Deferred offering costs netted against issuance of common stock under private placement	$		$0	$33,774

Deferred offering costs netted against issuance of common stock		$31,216	$10,519	$41,734

Value of beneficial conversion feature of notes payable	$		$19,507	$19,507

Deferred non-cash offering costs in connection with private placement	$		$0	$74,850

Application of amount due from shareholder
Against related party debt	$		$8,099	$8,099

Amortization of offering costs related
To stock for services		$19,413	$6,317	$25,730

Settlement of notes payable in exchange for common stock		$250,000	$0	$250,000

The accompanying notes are an integral part of the financial statements.

Turbine Truck Engines, Inc.

(A Development Stage Enterprise)

Notes to Financial Statements

For the Years Ended December 31, 2005 and 2004,

and the Period November 27, 2000 (Date of Inception)

through December 31, 2005

1.	Background Information

Turbine Truck Engines, Inc. (the “Company”) is a development stage enterprise that was incorporated in the state of Delaware on November 27, 2000. To date, the Company’s activities have been limited to raising capital, organizational matters, and the structuring of its business plan. The corporate headquarters is located in Deland, Florida. The Company’s planned line of business will be the design, development, and testing of turbine truck engine technology licensed through Alpha Engines Corporation (“Alpha”). Alpha owns the patents to a new gas turbine engine system called Detonation Cycle Gas Turbine Engine. Upon the successful demonstration of a highway truck engine using the technology, the Company may form a joint venture with a major heavy duty highway truck manufacturer to manufacture, market, and sell turbine truck engines for use in heavy duty highway trucks throughout the United States.

2.	Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. For the year ended December 31, 2005 and since November 27, 2000 (date of inception) through December 31, 2005, the Company has had a net loss of $1,068,738 and $4,373,900, respectively. As of December 31, 2005, the Company has not emerged from the development stage. In view of these matters, recoverability of recorded furniture and equipment and other asset amounts shown in the accompanying financial statements is dependent upon the Company’s ability to begin operations and to achieve a level of profitability. Since inception, the Company has financed its activities principally from the sale of public equity securities. The Company intends on financing its future development activities and its working capital needs largely from the sale of public equity securities with some additional funding from other traditional financing sources, including term notes and proceeds from sub-licensing agreements until such time that funds provided by operations are sufficient to fund working capital requirements.

3.	Significant Accounting Policies

The significant accounting policies followed are:

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

The Company’s financial instruments include cash, accounts payable, accrued liabilities and notes payable. The carrying amounts of these financial instruments approximate their fair value, due to the short-term nature of these items. The carrying amount of the note payable approximates its fair value due to the use of market rates of interest.

Furniture and equipment are recorded at cost and depreciated on a declining balance and straight-line basis over their estimated useful lives, principally five to seven years. Accelerated methods are used for tax depreciation. Maintenance and repairs are charged to operations when incurred. Betterments and renewals are capitalized. When furniture and

Turbine Truck Engines, Inc.

(A Development Stage Enterprise)

Notes to Financial Statements

For the Years Ended December 31, 2005 and 2004,

and the Period November 27, 2000 (Date of Inception)

through December 31, 2005

3.	Significant Accounting Policies (Continued)

equipment are sold or otherwise disposed of, the asset account and related accumulated depreciation account are relieved, and any gain or loss is included in operations.

The Company has incurred deferred offering costs in connection with raising additional capital through the sale of its common stock. These costs have been capitalized and will be charged against additional paid-in capital as common stock is issued for cash or services. For stock issued as payment for deferred offering costs, these costs have been capitalized and included in a contra-equity account. If there is no issuance of common stock, the costs incurred will be charged to operations.

The Company evaluates the recoverability of its long-lived assets or asset groups, including license agreement, whenever adverse events or changes in business climate indicate that the expected undiscounted future cash flows from the related assets may be less than previously anticipated. If the net book value of the related assets exceed the undiscounted future cash flows of the assets, the carrying amount would be reduced to the present value of their expected future cash flows and an impairment loss would be recognized. There have been no impairment losses in any of the periods presented.

Research and development costs are charged to operations when incurred and are included in operating expenses. The amounts charged for the year ended December 31, 2005 and 2004 and the period November 27, 2000 (date of inception) to December 31, 2005 amounted to $0, $0 and $2,735,649, respectively.

Deferred income tax assets and liabilities arise from temporary differences associated with differences between the financial statements and tax basis of assets and liabilities, as measured by the enacted tax rates, which are expected to be in effect when these differences reverse. Deferred tax assets and liabilities are classified as current or non-current, depending on the classification of the assets or liabilities to which they relate. Deferred tax assets and liabilities not related to an asset or liability are classified as current or non-current depending on the periods in which the temporary differences are expected to reverse. The principal types of temporary differences between assets and liabilities for financial statements and tax return purposes are set forth in Note 11.

Basic earnings per share is computed based on the weighted average number of common stock outstanding during the period.

Turbine Truck Engines, Inc.

(A Development Stage Enterprise)

Notes to Financial Statements

For the Years Ended December 31, 2005 and 2004,

and the Period November 27, 2000 (Date of Inception)

through December 31, 2005

3.	Significant Accounting Policies (continued)

In May 2005, the FASB issued SFAS No. 154, Accounting Changes and Error Corrections. SFAS No. 154 changes the requirements for the accounting for and reporting of a change in accounting principle. In addition, it carries forward without change to the guidance contained in APB Opinion No. 20 for reporting the correction of an error in previously issued financial statements and a change in accounting estimate. SFAS No. 154 requires retrospective application to prior periods’ financial statements of changes in accounting principle in most circumstances. The provisions of SFAS No. 154 are effective in fiscal years beginning after December 15, 2005. The Company plans to prospectively adopt SFAS No. 154 at the beginning of the 2006 fiscal year.

In December 2004, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standard (“SFAS”) No. 123 (Revised 2004), “Share-Based Payment.” SFAS No 123R is a revision of SFAS No. 123, “Accounting for Stock-Based Compensation” and supersedes Accounting Principles Board (APB) Opinion No. 25, “Accounting for Stock Issued to Employees” and its related implementation guidance. SFAS No. 123R focuses primarily on accounting for transactions in which an entity obtains employee services through share-based payment transactions. SFAS No 123R requires the measurement of the cost of employee services received in exchange for the award of equity instruments based on the fair value of the award at the date of grant. The cost will be recognized over the period during which an employee is required to provide services in exchange for the award. SFAS No. 123R is effective as of the beginning of the first interim or Quarterly reporting period that begins after December 15, 2005. The Company cannot precisely determine the future impact on earnings that will result from the adoption of SFAS No 123R.

In June 2005, the Emerging Issues Task Force (“EITF”) reached a consensus on Issue No. 05-06, Determining the Amortization Period for Leasehold Improvements Purchased after Lease Inception or Acquired in a Business Combination (“EITF 05-06”). EITF 05-06 concludes that the amortization period for leasehold improvements acquired in a business combination and leasehold improvements that are in service significantly after, and not contemplated at the beginning of the lease term, should be amortized over the shorter of the useful life of the assets or a term that includes required lease periods and renewals that are deemed to be reasonably assured at the date of inception. As of December 30, 2005 this pronouncement had no impact on the financial statements.

Other recent accounting pronouncements issued by the FASB (including its EITF), the AICPA, and the SEC did not or are not believed by management to have a material impact on the Company’s present or future financial statements.

Turbine Truck Engines, Inc.

(A Development Stage Enterprise)

Notes to Financial Statements

For the Years Ended December 31, 2005 and 2004,

and the Period November 27, 2000 (Date of Inception)

through December 31, 2005

4.	Option to Acquire License

In July 2002, the Company has exercised its option to obtain a license to commercially exploit certain turbine truck engine technology owned by Alpha. The original agreement required the Company to complete and file a registration statement with the Securities and Exchange Commission (SEC) and once the public offering was filed and declared effective by the SEC, Alpha was to grant the license in exchange for 10,000,000 shares of common stock of the Company and other licensing considerations as follows:

•	Licensing fee – $250,000 licensing note payable on August 23, 2005 or agreement is terminated;

•	Minimum royalties – $250,000 due minimum royalty payment each year once licensing note is settled;

•	Royalties – eight percent of net sales after manufacturing and sales commence; and

•	Contract fees for design and engineering services.

During the year ended December 31, 2005, the Company issued 125,000 shares of common stock in satisfaction of the $250,000 note and the accrual of the minimum royalty fees began.

In July 2002, Alpha modified the agreement to allow the Company to acquire the license agreement in advance of completing its registration statement and accepted a note as payment for the licensing fee and for the issuance of 5,000,000 shares of common stock in lieu of the original 10,000,000 shares. The value of these shares was based on $.50 per share, which was the issuance price for common stock under the Company’s private placement offering. In August 2003 and 2004, the agreement was further amended to extend the term of the note and to establish that minimum royalty payments shall begin after the note is settled.

Alpha owns the patents to a new gas turbine engine system called Detonation Cycle Gas Turbine Engine (DCGTE). Alpha is in the business of licensing the use of its DCGTE technology for many different applications, including the manufacture of heavy duty highway truck engines. Alpha and CNF Transportation (formerly Consolidated Freightways, Inc.) have an agreement to form and finance a potential 50/50 joint venture after the demonstration of a highway truck engine for the manufacture and marketing of heavy duty highway truck engines, both for the fleet of CNF Transportation and exclusive sales to the highway trucking industry. CNF Transportation is a large, over the road freight hauling company and manufacturer of heavy duty highway trucks. Upon the receipt of its licensing agreement with Alpha, the Company has assumed Alpha’s right to enter into this joint venture.

The Company has recognized $2,735,649 of research and development expense for the acquisition of the license agreement, as the license is exclusively for the development, manufacturing and sales of the DCGTE and has no future economic benefit relative to other research and development projects.

Turbine Truck Engines, Inc.

(A Development Stage Enterprise)

Notes to Financial Statements

For the Years Ended December 31, 2005 and 2004,

and the Period November 27, 2000 (Date of Inception)

through December 31, 2005

5.	Convertible notes payable

During the year ended December 31, 2004, the Company issued $62,250 in convertible promissory notes to several parties. As of December 31, 2005, these notes, together with accrued interest, have been converted into common stock at an effective price of $2.00 per share.

6.	Note Payable, Stockholder

The note payable to stockholder is due to Alpha as part of the purchase of the license agreement. The note was originally due the earlier of the completion of the Company’s anticipated public offering or August 23, 2004, together with interest at two percent per annum. Effective August 11, 2004, Alpha extended the original due date to August 23, 2005 or the completion of the SB-2 Public Stock Offering. At December 31, 2004 the amount owed under this note amounted to $250,000 plus accrued interest of $12,219. The note is collateralized by the license agreement with Alpha.

During the year ended December 31, 2005, the Company issued 125,000 shares of common stock as satisfaction of the $250,000 note and the accrual of the minimum royalty fees began.

The above amounts are not necessarily indicative of the amounts that would have been incurred had comparable transactions been entered into with independent parties.

7.	Private Placement Offering

Effective August 1, 2005, the Company entered into an agreement with U.S. Capital Partners, Inc. (“U.S. Capital”) to assist the Company on a “best efforts” basis in raising approximately $2 million in a private offering of a convertible debt instrument. U.S. Capital is entitled to 8% of the total proceeds raised from the sale of a equity security, 4% of the total proceeds resulting from the sale of debt of the Company and a 1% non-accountable expense allowance. Upon the first closing, U.S. Capital will also receive 2% of the Company’s outstanding shares of common stock at a price of $.01 per share. In the event the first closing is a partial close, U.S. Capital shares will be pro-rated and held in escrow until the final closing. The Company also agreed to cause the greater of two individuals or 30% of the number of directors to be elected to the board of directors for a period of 36 months from the close of the offering.

The Company is offering 16 units under a Private Placement Memorandum with an effective date of July 28, 2005. Each unit consists of 50,000 shares of convertible preferred stock and 50,000 stock purchase warrants for $75,000 per unit in order to raise $1,200,000 for working capital and to develop a prototype. Currently, no units have been sold. The preferred shares will yield an annual dividend of 10% payable in either cash or stock at the Company’s discretion. The Private Placement Memorandum terminated on December 31, 2005.

Effective November 2, 2005, the agreement with US Capital Partners, Inc. was terminated.

Turbine Truck Engines, Inc.

(A Development Stage Enterprise)

Notes to Financial Statements

For the Years Ended December 31, 2005 and 2004,

and the Period November 27, 2000 (Date of Inception)

through December 31, 2005

8.	Prepaid Consulting Services Paid with Common Stock

During the year ended December 31, 2005, the Company entered into an agreement with a CPA Firm to provide consulting services. In exchange for those services, the Company issued 20,000 shares of common stock to the accounting firm and 20,000 shares of common stock to the individual providing the consulting services. These shares were valued at $40,000 and $3,333 will be amortized to consulting expense over the next twelve months.

During year ended December 31, 2005, the Company entered into a 5 year consulting agreement with US Capital Partners Inc. In exchange for this agreement, the Company issued 100,000 shares of common stock valued at $170,000 to be amortized through July 2010 at $2,833 per month. During November 2005, the Company terminated the agreement with US Capital Partners Inc. and recognized the entire $170,000.

9.	Capital Stock

Effective August 10, 2005, the Company amended its Articles of Incorporation to change the total amount of authorized capital stock from 100,000,000 to 99,000,000 shares of common stock, par value $.001 each and 1,000,000 shares of preferred stock, par value $.001 each. The rights and preferences of the preferred shares will be designated by the Board of Directors.

10.	Commitments and Contingencies

Once the Company becomes operational it will be obligated to pay production royalties to Alpha at the rate of eight percent of net sales of the Detonation Cycle Gas Turbine Engine. The minimum royalty amount is $250,000 per year, and the Company began accruing for the fee in February 2005. The royalty fee will be reduced by production royalties paid. The Company has accrued $229,167 in royalty fees as of December 31, 2005.

On September 25, 2001, the Company entered into a consulting agreement with Vladan Ivankovic whereby Mr. Ivankovic would act as intermediary on the European Union market, with interested manufacturers of trucks and truck engines, as well as manufacturers of other engines for all possible purposes, in order to locate partners interested in buying the Detonation Cycle Gas Turbine Engine license for production and distribution. Mr. Ivankovic will receive compensation in the amount of six percent of all equities raised by Mr. Ivankovic. In addition, for all mergers and acquisitions introduced to the Company, Mr. Ivankovic would receive payment based on a sliding scale starting at six percent of the first $25,000,000; five percent of the next $25,000,000; four percent of the next $25,000,000; and three percent of the remaining enterprise value. Mr. Ivankovic has been authorized to choose potential partners and to conduct negotiations on behalf of the Company. As of December 31, 2005, Mr. Ivankovic has not raised any funds nor has he located any partners or merger or acquisition targets for the Company.

On July 1, 2002, the Company entered into a consulting agreement with the inventor of the Detonation Cycle Gas Turbine Engine and majority stockholder of Alpha. In connection with the license agreement, a $2,500 retainer per month is due for consulting services rendered.

This agreement was cancelled as of April 2005, however, the Company has accrued $62,500 and $55,000 for unpaid retainer fees as of December 31, 2005 and 2004, respectively. In addition, the Company agreed to pay the inventor $1,000 per day plus all out-of-pocket expenses for design and engineering services rendered. The inventor has no design or engineering services through December 31, 2005.

Turbine Truck Engines, Inc.

(A Development Stage Enterprise)

Notes to Financial Statements

For the Years Ended December 31, 2005 and 2004,

and the Period November 27, 2000 (Date of Inception)

through December 31, 2005

10.	Commitments and Contingencies (continued)

On August 30, 2001, the Company entered into a consulting agreement with Bradford Capital, Inc. (“Bradford”) whereby Bradford would provide general advisory services to the Company for the purpose of strategic planning and assistance with mergers and acquisitions. The Company paid Bradford an initial fee of $15,000 upon the execution of the agreement. Bradford will also receive compensation in the amount of six percent of all equities raised by Bradford; one and three quarters percent of all debt raised by Bradford. In addition, for all mergers and acquisitions introduced to the Company, Bradford would receive payment based on a sliding scale starting at six percent of the first $25,000,000 down to three and one-half percent after the first $100,000,000. Bradford will receive 5,000 three-year warrants per million dollars for all transactions introduced by Bradford, as stated above, at 115 percent of the closing bid price on the day the Company enters into a letter of intent. As of December 31, 2003, Bradford has not raised any funds nor located any merger or acquisition targets for the Company. As of April 28, 2004, both parties mutually agreed to terminate the consulting agreement based on non-performance. The consulting agreement terminated 60 days from the date of such notice.

On March 19, 2003, the Company entered into an agreement with an attorney to assist in the preparation and filing of the Form SB-2 Registration statement. In connection with the agreement, a retainer of $15,000 is due for services to be rendered during the year, $5,000 was paid upon filing the Form SB-2, $5,000 is due upon the effective date of the Form SB-2 and $10,000 is due upon the $50,000 raised in the offering or upon termination of the offering. The attorney also agreed to purchase 150,000 shares of the Company’s common stock at $.001 per share upon the execution of the agreement.

Effective December 1, 2005, the Company entered into an agreement with Laidlaw & Company (UK) Ltd. (Laidlaw) to assist the Company on a “best efforts” basis in raising approximately $10 million in a private offering of equity securities. Laidlaw is entitled to 8% of the total proceeds raised from the sale of the securities and reimbursement of expenses and legal fees up to $25,000. Upon the closing of securities, the Company shall grant Laidlaw 5 year warrants for the purchase of a number of shares of common stock equal to 6% of the gross number of shares sold in the offering. The agreement will terminate 60 days following the commencement of the offering.

11.	Income Taxes

Deferred taxes are recorded for all existing temporary differences in the Company’s assets and liabilities for income tax and financial reporting purposes. Due to the valuation allowance for deferred tax assets, as noted below, there was no net deferred tax benefit or expense for the years ended December 31, 2005 or 2004.

Turbine Truck Engines, Inc.

(A Development Stage Enterprise)

Notes to Financial Statements

For the Years Ended December 31, 2005 and 2004,

and the Period November 27, 2000 (Date of Inception)

through December 31, 2005

11.	Income Taxes (continued)

There is no current or deferred income tax expense or benefit allocated to continuing operations for the years ended December 31, 2005 or 2004.

The provision for income taxes is different from that which would be obtained by applying the statutory federal income tax rate to income before income taxes. The items causing this difference are as follows:

	2005	2004
Tax expense (benefit) at U.S. statutory rate	$(363,000)	$(95,900)
State income tax expense (benefit), net of federal benefit	(39,000)	(8,900)
Effect of non-deductible expenses	200	12,900
Change in valuation allowance	401,800	91,900

	$—	$—

Turbine Truck Engines, Inc.

(A Development Stage Enterprise)

Notes to Financial Statements

For the Years Ended December 31, 2005 and 2004,

and the Period November 27, 2000 (Date of Inception)

through December 31, 2005

11.	Income Taxes (continued)

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2005 are as follows:

Deferred tax assets (liability), non-current:
Property and equipment	(500)
Capitalized research and development costs	1,618,300
Net operating loss	10,700
Contribution carryover	500
Valuation allowance	(1,629,000)

$—

Since management of the Company believes that it is more likely than not that the net deferred tax asset will not provide future benefit, the Company has established a 100 percent valuation allowance on the net deferred tax asset as of December 31, 2005.

As of December 31, 2005, the Company had federal and state net operating loss carry-forwards totaling approximately $28,425 which begin expiring in 2022.

Turbine Truck Engines, Inc.

(A Development Stage Enterprise)

Notes to Financial Statements

For the Years Ended December 31, 2005 and 2004,

and the Period November 27, 2000 (Date of Inception)

through December 31, 2005

12.	Related Party Transactions

During the year ended December 31, 2003, the Company signed a note payable with a related party in the amount of $15,000. The balance at December 31, 2005 is $1,901. This note payable was unsecured, non-interest bearing and has no specific repayment terms. During the year ended December 31, 2004, the Company repaid $5,000 and in April 2004, the related party accepted assignment of the shareholder advance of $8,099 as an additional repayment of the outstanding balance.

During the year ended December 31, 2004, an officer and shareholder of the Company transferred 20,748 shares of the Company’s common stock valued at $18,256 for relief of accrued interest on convertible notes payable on behalf of the Company. As such, a contribution and related expense have been included in the financial statements.

The due to related party account is made up of advances from the majority shareholder to assist the Company with its financial obligations. These advances are non-interest bearing, unsecured and due on demand.

The above amounts are not necessarily indicative of the amounts that would have been incurred had comparable transactions been entered into with independent parties.

Part II - Information Not Required in Prospectus

Item 24. Indemnification of Directors and Officers

Our Bylaws provide that the Company will indemnify its directors, officers, and employees, to the full extent permitted under the General Corporation Law of Delaware. In addition, the Company has entered or will enter into indemnification agreements with its directors, and officers that provide for indemnification in addition to the indemnification provided in the Bylaws. The indemnification agreements contain provisions that may require the Company, among other things, to indemnify its directors and executive officers against certain liabilities (other than liabilities arising from intentional or knowing and culpable violations of law) that may arise by reason of their status or service as directors or executive officers of the Company or other entities to which they provide service at the request of the Company and to advance expenses they may incur as a result of any proceeding against them as to which they could be indemnified. The Company believes that these provisions and agreements are necessary to attract and retain qualified directors and officers. The Company will obtain an insurance policy covering directors and officers for claims that such directors and officers may otherwise be required to pay.

Item 25. Other Expenses of Issuance and Distribution

It is estimated that the expenses incurred in connection with distribution of the shares of common stock being offered will be as follows:

Item	Expenses to be paid by Turbine Truck Engines
Accounting	$10,000.00	*
General & Administrative	25,000.00	*
Printing Expense - Final Prospectus	7,500.00	*
Standard & Poor’s	5,000.00	*
Transfer Agent	2,500.00	*

Total offering expense	$50,000.00	*

*	These figures represent estimations by management.

Item 26. Recent Sales of Unregistered Securities

The following sets forth information concerning unregistered sales of common stock of the Company. These were private placement transactions and did not involve any public solicitation or advertisement in any way. Investors all had pre-existing relationships with the Company. The Company raised a total of $258,500 pursuant to Rule 506 of Regulation D under the Securities Act of 1933, as amended.

Date	Purchased Stock	Price Per Share	Amount	Class of Shares
8/24/01	10,000	$0.50	$5,000.00	Common shares
9/12/01	10,000	$0.50	$5,000.00	Common shares
9/21/01	30,000	$0.50	$15,000.00	Common shares
4/1/02	35,000	$0.50	$17,500.00	Common shares
5/16/02	40,000	$0.50	$20,000.00	Common shares
5/20/02	50,000	$0.50	$25,000.00	Common shares
7/11/02	75,000	$0.50	$37,500.00	Common shares
10/31/02	10,000	$0.50	$5,000.00	Common shares
11/4/02	10,000	$0.50	$5,000.00	Common shares
1/18/03	5,000	$0.50	$2,500.00	Common shares
2/18/03	114,000	$0.50	$57,000.00	Common shares
2/21/03	10,000	$0.50	$5,000.00	Common shares
2/25/03	78,000	$0.50	$39,000.00	Common shares
7/22/03	10,000	$0.50	$5,000.00	Common shares
9/1/03	20,000	$0.50	$10,000.00	Common shares
9/22/03	10,000	$0.50	$5,000.00	Common shares

Total	517,000		$258,500.00

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Undertakings

This offering is being conducted on a continuous basis pursuant to Rule 415 of the Securities Act of 1933. The undersigned registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement.

1.1.	To include any Prospectus required by Section 10(a)(3) of the Securities Act of 1933.

1.2.	To reflect in the Prospectus any facts or events arising after the date of the Prospectus (or the most recent post-effective amendment thereof), which, individually or in the aggregate, represent a fundamental change in the information, set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of Prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

1.3.	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

2.	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling

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person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in that Act and will be governed by the final adjudication of such issue.

Item 27. Exhibits

Exhibit #

3.i	Articles of Incorporation and Amendments (1)

3.ii	By-Laws (1)

5	Opinion re: Legality (4)

10	Material contracts:

10.1 License Agreement with Alpha Engines Corp., dated July 22, 2002 (1)

10.2 Exercise of License Agreement, dated July 22, 2002 (1)

10.3 Consulting Agreement with Robert L. Scragg, dated July 1, 2002 (1)

10.4 Promissory Note with Alpha Engines Corp., dated July 22, 2002 (1)

10.5 Extension of Promissory Note, dated June 19, 2003 (1)

10.6 Non-Exclusive Contract of Engagement between Bradford Capital Inc. and Turbine Truck Engines, dated August 30, 2001 (1)

10.7 Agency Contract with Vladan Ivankovic, dated September 25, 2001 (1)

10.8 Proxy to Vote Corporate Shares from Alpha Engines Corp., dated October 1, 2002 (1)

10.9 Mutual General Release of Bradford Capital and Turbine Truck Engines, dated May 5, 2004(2)

10.10 Agreement between Alpha Engines Corp. and Turbine Truck Engines, dated June 15, 2004 (3)

10.11 Extension of Promissory Note, dated August 11, 2004 (4)

23.1	Consent of Counsel

23.2	Consent of Pender Newkirk & Company

99	Additional Exhibits

99.1Escrow Agreement with SouthTrust Bank, dated September 11, 2003 (1)

1.	Incorporated by reference to our Registration Statement on Form SB-2 filed 9/25/03, file number 333-109118
2.	Incorporated by reference to our Registration Statement on Form SB-2 filed 6/11/04, file number 333-109118
3.	Incorporated by reference to our Registration Statement on Form SB-2 filed 7/28/04
4.	Incorporated by reference to our Registration Statement on Form SB-2 filed 8/11/04.

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SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Deland, Florida on this 25th day of April, 2006.

TURBINE TRUCK ENGINES, INC.

/s/ Michael Rouse
Michael Rouse, Chief Executive Officer and
Chairman of the Board
(Principal Executive Officer
Principal Financial Officer and
Principal Accounting Officer)

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:

Date: April 25, 2006	/s/ James Teters
James Teters, Jr., President and Director

Date: April 25, 2006	/s/ Phyllis J. Rouse
Phyllis J. Rouse, Vice President, Secretary/Treasurer and Director

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